================================================================================

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement                  [_]  Confidential, for Use of the Commission Only
                                                       (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12

                           TeleSpectrum Worldwide Inc.
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

================================================================================

                          TELESPECTRUM WORLDWIDE INC.
                             443 South Gulph Road
                      King of Prussia, Pennsylvania 19406
                                (610) 878-7400

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

   Date:  Friday, March 14, 2003
   Time:  10:00 a.m., local Eastern time
   Place: O'Melveny & Myers LLP
          30 Rockefeller Plaza
          New York, New York 10112

Purposes of the Meeting:

   . To amend our certificate of incorporation to effectuate a 1-for-1,000 reverse split of our outstanding shares of common stock pursuant to which each stockholder will receive one share of common stock for each 1,000 shares held and to reduce the authorized number of shares of our common stock from 200,000,000 to 10,000,000.

   . To amend our certificate of incorporation to provide for action to be taken by our stockholders by partial written consent in lieu of a meeting.

   .  To approve the adoption of our 2002 Stock Incentive Plan.

   .  To elect five directors to our Board of Directors.

   .  To transact any other business that may properly come before the meeting.

Record Date:

   February 7, 2003 is the record date for the meeting. This means that holders of our voting stock at the close of business on that date are entitled to:

   .  receive notice of the meeting; and

   .  vote at the meeting and any adjournment or postponement of the meeting.

Proxy Solicitation:

   The enclosed proxy is solicited by the Board of Directors.

Annual and Quarterly Reports:

   We have enclosed a copy of our annual report for the fiscal year ended December 31, 2001 and our quarterly report for the fiscal quarter ended September 30, 2002, which are not a part of the proxy soliciting materials.

Voting:

   Your vote is important. Please sign, date and return your proxy card promptly so your shares can be represented, even if you plan to attend the meeting. Please see the proxy card for instructions on how to vote. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement or by attending the meeting and voting in person.

                                        Kurt E. Dinkelacker
             February 10, 2003          Chief Financial Officer
                                          and Secretary

                               Table of Contents

                                                                                                      Page
                                                                                                      ----
About the Meeting....................................................................................   1

Proposals Requiring Your Vote
   Proposal 1: Amendment of Our Certificate of Incorporation with Respect to the Reverse Stock Split
     and Reduction in Our Authorized Shares of Common Stock..........................................   7
       Special Factors...............................................................................   7
       Background....................................................................................  17
       Description of the Amendment..................................................................  18
       Financial Information.........................................................................  21
   Proposal 2: Amendment of Our Certificate of Incorporation with Respect to Stockholder Action by
     Partial Written Consent.........................................................................  31
   Proposal 3: Adoption of 2002 Stock Incentive Plan.................................................  32
   Proposal 4: Election of Directors.................................................................  37
       The Board of Directors........................................................................
       Voting Arrangements...........................................................................  38
       Meetings and Committees of the Board of Directors.............................................  38
       Compensation of Directors.....................................................................  39

Stock Ownership
   Security Ownership of Principal Stockholders......................................................  40
   Security Ownership of Management..................................................................  41
   Section 16(a) Beneficial Ownership Reporting Compliance...........................................  41
Executive Compensation
   Summary Compensation Table........................................................................  42
   Stock Option Grants...............................................................................  43
   Stock Option Exercises and Holdings...............................................................  43
   Employment Contracts and Termination of Employment................................................  44

Stock Performance Graph..............................................................................  45

Report of the Compensation Committee.................................................................  46

Report of the Audit Committee........................................................................  46

Fees Paid to Auditors................................................................................  47

Change in Independent Public Accountants.............................................................  47

Certain Transactions.................................................................................  48

Availability of Form 10-K............................................................................  48

Stockholder Proposals for 2003 Annual Meeting........................................................  48

Appendix A: Analysis of FTI Consulting Inc........................................................... A-1

                          TELESPECTRUM WORLDWIDE INC.
                             443 South Gulph Road
                      King of Prussia, Pennsylvania 19406
                                (610) 878-7400

                               -----------------

                                PROXY STATEMENT
                                      for
                        Annual Meeting of Stockholders
                                March 14, 2003

                               -----------------

   This proxy statement is being mailed to you in connection with the solicitation of proxies by the Board of Directors of TeleSpectrum Worldwide Inc. for use at its annual meeting of stockholders and any adjournment of such meeting. The meeting will be held on the date, at the time and place and for the purposes indicated in the foregoing notice. This proxy statement, the foregoing notice and the enclosed proxy card are first being sent to stockholders on or about February 10, 2003.

ABOUT THE MEETING

Who can vote?

   You can vote if, as of the close of business on February 7, 2003, you were a stockholder of record of our common stock or our Series B Convertible Preferred Stock. On that date, 192,067,847 shares of our common stock were outstanding and entitled to vote and 71,097 shares of our Series B Preferred Stock were outstanding and entitled to vote. Our common stock and Series B Preferred Stock are the only classes of voting stock outstanding. On each matter to be voted upon at the meeting, other than the amendments of our certificate of incorporation, holders of our common stock and Series B Preferred Stock will vote together as a single class. With respect to the amendments of our certificate of incorporation, the holders of our common stock and Series B Preferred Stock will each vote as a separate class as well as together as a single class. Each share of common stock is entitled to one vote. Each share of Series B Preferred Stock is convertible into 8,222.770733 shares of common stock. When the Series B Preferred Stock votes as a separate class, each share of Series B Preferred Stock will be entitled to one vote. However, when the Series B Preferred Stock votes together with the common stock as a single class, each share of common stock will have one vote and each share of Series B Preferred Stock, based on the conversion ratio, will have 8,222.770733 votes. There are no cumulative voting rights when voting for directors.

What constitutes a quorum?

   The presence at the meeting, in person or by proxy, of shares representing a majority of the votes that may be cast by all outstanding shares of common stock and Series B Preferred Stock as of the record date, voting together as a single class, must be present to hold the meeting. However, in the event that a quorum is not present, the holders of our common stock and Series B Preferred Stock present in person or by proxy entitled to cast a majority of the votes that all such shares which are present in person or by proxy may cast, when the common stock and Series B Preferred Stock vote together as a single class, shall have the power to adjourn the meeting from time to time until a quorum is present. Abstentions from voting and broker "non-votes" will be counted towards a quorum. A broker "non-vote" occurs when the nominee holding a stockholder's shares does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the stockholder.

What vote is required and what is the method of calculation?

   Approval of the amendments of our certificate of incorporation will require:

  . the affirmative vote of a majority of the votes that may be cast by all outstanding shares of common stock and Series B Preferred Stock voting together as a class;

  . the affirmative vote of a majority of the outstanding shares of common stock voting as a separate class; and

  . the affirmative vote of a majority of the outstanding shares of Series B Preferred Stock voting as a separate class.

The nominees for director who receive the most votes for the number of positions to be filled will be elected. Approval of the 2002 Stock Incentive Plan and any other matter that may be voted on at the meeting will generally require the affirmative vote of a majority of the votes that may be cast by the shares of common stock and Series B Preferred Stock, voting together as a class, present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions will have no effect on the election of directors, and abstentions or broker "non-votes" will not be counted for or against any other matters that may be acted on at the meeting. With respect to the amendments of our certificate of incorporation to effect the reverse stock split and to permit stockholder action by partial written consent in lieu of a meeting, because approval of each amendment requires the affirmative vote of a majority of the votes that may be cast by all outstanding shares of the relevant class, abstentions and broker non-votes will have the effect of a no vote.

What matters will be voted on?

   Our Board of Directors does not intend to bring any other matters before the meeting except the approval of the amendments of our certificate of incorporation effecting the reverse stock split, the reduction in the number of our authorized shares of common stock and stockholder action by partial written consent, the approval of the adoption of our 2002 Stock Incentive Plan and the election of directors. The Board is not aware of anyone else who will submit any other matters to be voted on. However, if any other matters properly come before the meeting, the people named on the proxy card, or their substitutes, will be authorized to vote on those matters in their own judgment.

How do I vote by proxy?

   When you return your properly signed and dated proxy card prior to the meeting, your shares will be voted in accordance with your instructions marked on the proxy card. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as recommended by the Board of Directors.

Can I change my vote after I return my proxy card?

   Yes. You can change or revoke your proxy at any time before the meeting by notifying our Secretary in writing, by sending another executed proxy dated later than the first proxy card or by attending the meeting and voting in person.

Can I vote in person at the meeting instead of voting by proxy?

   Yes. However, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted. If you attend the meeting in person, you may then vote in person even though you returned your proxy card.

Who pays for this proxy solicitation?

   We do. We will pay all costs in connection with the meeting, including the cost of preparing, assembling and mailing proxy materials, handling and tabulating the proxies returned, and charges of brokerage houses, nominees and fiduciaries in forwarding proxy materials to our beneficial owners. We do not expect solicitation expenses to exceed $5,000.

          -----------------------------------------------------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the reverse stock split, passed upon the merits or fairness of the reverse stock split or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

          -----------------------------------------------------------

   This proxy statement provides you with detailed information about the proposed amendments to our certificate of incorporation, including the reverse stock split, and related matters. We encourage you to read this entire document carefully.

   We make forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of our operations or performance after the reverse stock split is accomplished. When we use words such as "believes," "anticipates," "expects," "intends," "targeted" and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include changes in laws regulating our industry, our overall financial condition, our need to obtain additional financing to pursue our business objectives, our results of operations being dependent on one or more significant clients, adverse effects if we do not obtain and implement new or enhanced technology, our reliance on telecommunications companies and changes in laws regulating our industry.

                              SUMMARY TERM SHEET

   The following summary briefly describes the proposed amendment of our certificate of incorporation which will give effect to the reverse stock split and will result in the reduction of the authorized number of shares of our common stock. While this summary describes the material terms that you should consider when evaluating the amendment, this proxy statement contains a more detailed description of the terms. We encourage you to read the entire proxy statement and the documents we have incorporated by reference before voting. We have included section references to direct you to a more complete description of the topics described in this summary.

   We are asking our stockholders to approve an amendment to our certificate of incorporation that will provide for:

  . a 1-for-1,000 reverse stock split pursuant to which each holder of our common stock will receive one share of common stock for each 1,000 shares held immediately prior to the effective date of the reverse stock split; and

  . a reduction of the authorized number of shares of our common stock from 200,000,000 to 10,000,000.

Effect of the Amendment.

   As a result of the amendment of our certificate of incorporation:

  . all outstanding shares of our Series B Preferred Stock will be converted into shares of our common stock;

  . stockholders who have fewer than 1,000 shares of our common stock before the reverse stock split will receive cash in exchange for their shares of our common stock and will no longer have any ownership interest in TeleSpectrum. The cash payment will be equal to the greater of $.01 per share and the average closing price of our common stock during the ten days prior to the reverse stock split;

  . we will have fewer than 300 record stockholders and, therefore, we will be able to terminate the registration of our common stock under the Securities Exchange Act of 1934, which will mean that we will no longer be required to file reports with the Securities and Exchange Commission or be classified as a public company; and

  . our common stock will no longer be traded on the Pink Sheets and no public market will exist for our common stock. (See "Proposal 1--Special Factors--Effects of the Amendment" beginning on page 10.)

Purposes of and Reasons for the Amendment.

   The purpose of the amendment is to reduce the number of record holders of our common stock to fewer than 300 so that we can "go private" and no longer be obligated to comply with the reporting and other requirements of the Exchange Act and to reduce the number of shares of our common stock to more reasonably represent the market capitalization of our common stock. See "Proposal 1--Special Factors--Purpose of the Amendment" beginning on page 8. Our reasons for wanting to "go private" include:

  . the cost savings of approximately $210,000 per year that we expect to realize as a result of the termination of the registration of our common stock under the Exchange Act;

  . the additional savings in terms of our management's and employees' time that will no longer be spent preparing the periodic reports required of publicly traded companies under the Exchange Act and managing stockholder relations and communications;

  . the fact that we have not realized many of the benefits associated with being a publicly traded company, such as enhanced stockholder value and business credibility, due to the limited liquidity and low market price of our common stock;

  . the poor performance of our common stock in the public market has been a detriment to attracting and retaining high-quality employees and customers because of the perceived negative image that a low stock price creates; and

  . the fact that 95% of the voting power of our common stock and Series B Preferred Stock is held by 15 institutional entities. (See "Proposal 1--Special Factors--Reasons for the Amendment" beginning on page 10.)

Cash In Lieu of Fractional Shares.

   In lieu of issuing fractional shares resulting from the reverse stock split, we will make cash payments based on a price per share equal to the greater of $.01 per share and the average daily closing price per share of our common stock on the Pink Sheets for the ten trading days immediately preceding the effective date of the reverse stock split. As in other instances in which cash is paid to stockholders in lieu of fractional shares, we desire to pay fair value for fractional shares as determined by the public market and reflected on the Pink Sheets. However, as the price of our common stock continues to decline, reaching a low of $.0001 per share as of January 8, 2003, we have determined that it is appropriate to set a minimum cash payment of $.01 per share to ensure that our stockholders receive some measurable value for their fractional shares. Our low share price and, therefore, low market value of our common stock is a reflection of the fact that the realizable value on a sale of TeleSpectrum would likely be substantially below the sum of our outstanding debt and the liquidation preference of our Series A Preferred Stock. As a result, assuming the price of our common stock on the Pink Sheets remains $.0001 per share, our stockholders will receive a cash premium for their fractional shares of 1000%. See "Proposal 1--Special Factors--Recommendation of the Board of Directors; Fairness of the Amendment" beginning on page 16.

Fairness of the Amendment.

   We believe that the amendment of our certificate of incorporation, including the reverse stock split and the reduction of our authorized common stock, is fair to and in the best interest of our unaffiliated stockholders, both those who will be cashed out and those who will remain stockholders. The reverse stock split is fair to unaffiliated stockholders who will be cashed out because it will provide them with the opportunity to liquidate their holdings at a price they likely could not obtain in the marketplace, particularly given the limited liquidity for shares of our common stock, and without incurring brokerage costs. We believe that the certainty of receiving such price outweighs the fact that unaffiliated stockholders will not control the timing of the transaction or the price they will receive as well as the fact that they will no longer be able to participate in any potential improvements in our performance or future earnings. Conversely, stockholders who wish to increase their holdings in order to avoid being cashed out may do so by purchasing shares of common stock on the open market prior to the effective time of the reverse stock split. We believe that the reverse stock split also is fair to unaffiliated stockholders who will remain stockholders of TeleSpectrum because they will have the opportunity to participate in any future improvements in our financial performance.

   Our Board of Directors has unanimously approved the amendment. The Board has determined that the reverse stock split and going private transaction, as well as the price to be paid for the fractional shares resulting from the reverse stock split, is substantively fair to our unaffiliated stockholders in light of our weak financial condition, the market price of our common stock, our equity structure and the level of our existing debt and Series A Preferred Stock liquidation preference. In addition, the Board has determined that the amendment of our certificate of incorporation is procedurally fair based on a number of factors, including our equity structure, the required vote of stockholders for approval and the analysis conducted by FTI Consulting Inc., a firm engaged in financial consulting with respect to various transactions, including financial restructuring. See "Proposal 1--Special Factors--Recommendation of the Board of Directors; Fairness of the Amendment" beginning on page 16.

Effectiveness of the Amendment.

   The amendment of our certificate of incorporation must be approved by:

  . the affirmative vote of a majority of the votes that may be cast by all outstanding shares of common stock and Series B Preferred Stock voting together as a class;

  . the affirmative vote of a majority of the outstanding shares of common stock voting as a separate class; and

  . the affirmative vote of a majority of the outstanding shares of Series B Preferred Stock voting as a separate class.

Assuming the stockholders approve the amendment, we will promptly file an amendment to our certificate of incorporation with the Delaware Secretary of State and thereby effect the reverse stock split and the reduction of authorized shares of our common stock. We anticipate that the amendment will be effected on or around March 18, 2003. See "Proposal 1--Special Factors--Recommendation of the Board of Directors; Fairness of the Amendment" beginning on page 16.

Financing for the Reverse Stock Split.

   We estimate that, given our low stock price, less than $5,000 will be required to pay for the fractional shares of common stock exchanged for cash in the reverse stock split, which we will pay from cash on hand. See "Proposal 1--Description of the Amendment" beginning on page 22.

Dissenters' Rights.

   Under the Delaware General Corporation Law and our certificate of incorporation and bylaws, our stockholders are not entitled to dissenters' or appraisal rights in connection with the reverse stock split. See "Proposal 1--Description of the Amendment" beginning on page 22.

Tax Information.

   The receipt of cash in exchange for fractional shares in connection with the reverse stock split will be a taxable transaction to you in the same way as if you sold your shares in the market for the same price as the price per share paid for fractional shares. See "Proposal 1--Special Factors--Federal Income Tax Consequences of the Reverse Stock Split" beginning on page 12.

Additional Information.

   If you have questions about the amendment or would like additional copies of this proxy statement, please contact Kurt E. Dinkelacker, our Chief Financial Officer, at TeleSpectrum Worldwide Inc., 433 South Gulph Road, King of Prussia, PA 19406, telephone: (610) 878-7400.

  PROPOSAL 1--AMENDEMENT TO CERTIFICATE OF INCORPORIATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AND REDUCE THE NUMBER OF AUTHORIZED SHARES OF
                               OUR COMMON STOCK

                            (Item 1 on Proxy Card)

Special Factors

Purpose of the Amendment.

   The proposed amendment of our certificate of incorporation will effect a reverse stock split designed to reduce the number of record holders of our common stock to fewer than 300. The primary purpose of this amendment is to enable us to terminate the registration of our common stock under Section 12(g) of the Exchange Act. As of November 1, 2002, we had approximately 208 stockholders of record who owned fewer than 1,000 shares, representing in the aggregate approximately .02% of our outstanding voting stock. The reverse stock split will allow us to pay these stockholders a fair price for their relatively illiquid shares.

   By terminating the registration of our common stock, we will be able to eliminate the expenses related to our disclosure and reporting requirements under the Exchange Act and, as a secondary matter, eliminate the administrative expenses we incur in servicing record stockholders who own small numbers of shares. Such deregistration will also enable our management and employees to devote more time and effort to our operations, rather than to completing the periodic reports required of a publicly traded company under the Exchange Act. In addition, we believe that "going private" may make us more attractive to existing and potential clients and employees by diminishing the negative impression we believe may exist as a result of our being a publicly traded company with a low market price per share.

   We had approximately 406 record stockholders as of November 1, 2002, but approximately 95% of the voting power as of that date was held by 15 stockholders. Based on the price of our common stock on January 8, 2003, the remaining voting shares have a market value of approximately $3,300. As a result, there is a limited market for our shares, and the Board of Directors believes there is little likelihood that a more active market will develop in the foreseeable future. However, because we have more than 300 stockholders of record and our common stock is registered under Section 12(g) of the Exchange Act, we are required to comply with the disclosure and reporting requirements under the Exchange Act. The cost of complying with these requirements is substantial, representing an estimated annual cost to us of $210,000. Such expenses are incurred in connection with accounting and legal services provided to us as well as the public filing and dissemination of various reports and other information. We also incur printing, postage, data entry, stock transfer and other administrative expenses related to servicing our stockholders. Based on our experience in prior years, our direct costs associated with compliance with the SEC's reporting requirements are estimated as follows:

                         Independent Auditors $130,000
                         Legal Counsel....... $ 35,000
                         Printing and Mailing $ 25,000
                         Transfer Agent...... $ 20,000

In light of these expenses and the limited trading market for our common stock, the Board of Directors believes that we receive little benefit from having our common stock registered under the Exchange Act.

   In addition to saving $210,000 in direct costs as described above, our management and employees will no longer be required to devote their time and energy to completing the periodic reports required of publicly traded companies under the Exchange Act. Instead, they will be able to focus their efforts on the operations of our business. Given our history of losses, management believes it is important to realize every opportunity to reduce overhead and focus our limited resources on becoming and remaining profitable.

   In view of the foregoing, we believe this amendment and resulting termination of the registration of our common stock will provide a more efficient means of using our capital to benefit our stockholders.

Alternatives Considered.

   In making our determination to proceed with this amendment of our certificate of incorporation, we considered other alternatives. We rejected these alternatives because we believed this amendment would be the simplest and most cost-effective manner in which to achieve the purposes described above. These alternatives included:

  . Issuer Tender Offer. We considered an issuer tender offer to repurchase shares of our outstanding common stock. However, the results of an issuer tender offer would be unpredictable due to its voluntary nature. Thus, we were uncertain as to whether this alternative would result in a sufficient number of shares being tendered so as to result in our stock being held by fewer than 300 stockholders of record. In addition, federal regulations impose rules regarding the treatment of stockholders in a tender offer, which could make it difficult to ensure that we would be able to reduce the number of shareholders below 300. As a result, we rejected this alternative.

  . Selling the Company. Prior to completing our April 2002 recapitalization, we considered a sale of the company. However, due mostly to our high level of debt and fragile business condition, we determined that a sale was not practical and, therefore, we did not pursue such a sale. If we were to sell the company, we believe that the realizable price would be substantially below the sum of our outstanding bank debt and the liquidation preference of our Series A Preferred Stock. Accordingly, a sale at less than $70 million would likely yield not even a nominal value to the common stockholders.

  . Bankruptcy. Prior to completing our April 2002 recapitalization, we considered seeking protection under the U.S. bankruptcy laws. However, we determined that there were a number of factors unfavorable to us and our stockholders, causing us to reject this alternative. In particular, we were concerned that the filing of a bankruptcy petition would negatively affect our relationships with customers and their perceptions of our ability to continue to service their needs, leading many of them to further reduce their level of business or stop doing business with us. In addition, a bankruptcy reorganization would have resulted in our stockholders losing their entire equity interest in TeleSpectrum and realizing no value due to the fact that our debt levels far exceeded the fair market value of the company. Furthermore, the costs associated with filing a bankruptcy petition and emerging from bankruptcy would have further depleted our resources and reduced the amounts our creditors would have realized in a reorganization.

Reasons for the Amendment.

   As described above in "--Purpose of the Amendment," the reverse stock split will allow us to reduce our number of stockholders to fewer than 300 so that we may terminate the registration of our common stock. As a result of such termination, we will be able to save the administrative, accounting and legal expenses incurred in complying with the reporting requirements of the Exchange Act. We estimate that we will save approximately $210,000 per year in direct costs as a result of the reduction in the number of stockholders and the termination of the registration of our common stock under the Exchange Act. By no longer being a reporting company, we will not be required to file periodic reports with the SEC, thereby allowing our management and other employees to focus their efforts on the operations of the company rather than devoting their time to preparing such periodic reports and communicating with stockholders.

   In addition, in recent years our common stock has been very thinly traded and now trades for less than $.01 per share. We believe that as a result of our low average daily trading volume, holders of large blocks of shares have not been able to use the marketplace to sell those shares without significantly decreasing the market price of our stock. The high and low closing prices of our common stock on the Nasdaq National Market and OTC

Bulletin Board for 2000 and 2001 are set forth on page 8 of our annual report to stockholders accompanying this proxy statement. The high and low closing prices on the Pink Sheets for the fiscal quarters ended March 31, June 30, and September 30, 2002 were $.05 and $.01, $.02 and $.005, and $.006 and $.001, respectively. As of January 8, 2003, the closing price for our common stock was $.0001 per share. The market value of the shares of our common stock not owned by our bank group, which total 5% of our common stock after giving effect to the conversion of all shares of our Series B Preferred Stock, was approximately $3,300 as of January 8, 2003. As a result, we do not believe that the registration of our common stock under the Exchange Act or the listing of our stock on the Pink Sheets is benefiting our stockholders in proportion to the costs we incur as a result of this registration and listing.

Effects of the Amendment.

   This amendment of our certificate of incorporation will have various effects on TeleSpectrum and its stockholders, as described below:

   . Reduction in the Number of Stockholders of Record and the Number of Outstanding Shares. Based on information as of October 1, 2002, we believe that the reverse stock split will reduce the number of record stockholders from approximately 406 to less than 200. We estimate that fewer than 500,000 shares will be exchanged for cash in lieu of fractional shares in the reverse stock split.

   . Conversion of Our Series B Preferred Stock. Upon the effectiveness of the amendment, each outstanding share of our Series B Preferred Stock will be converted into 8.22277 shares of our common stock. At such time, our Series B Preferred Stock will cease to exist, and no additional shares of such stock will be permitted to be issued.

   . Reduction in the Number of Authorized and Outstanding Shares. The number of authorized shares of our common stock will be reduced from 200,000,000 to 10,000,000. Upon the effectiveness of the amendment, the number of outstanding shares of our common stock will decrease from approximately 192,000,000 to approximately 192,000.

   . Elimination of Exchange Act Registration. Our common stock is currently registered under the Exchange Act. After the amendment becomes effective, we will terminate the registration of our common stock so that we will no longer be subject to any reporting requirements under the Exchange Act and our common stock will no longer be traded. As a result, we expect to eliminate an annual direct cost of approximately $210,000 and indirect costs associated with having our common stock registered.

   . Financial Effects of the Amendment. Given our low stock price, we estimate that less than $5,000 will be required to pay for the fractional shares of our common stock exchanged for cash in the reverse stock split. Additionally, we estimate that professional fees and other expenses related to the transaction will total approximately $50,000. We do not expect that the payment to stockholders receiving cash in the reverse stock split or the payment of expenses will have any material adverse effect on our capital, liquidity, operations or cash flow. Because we do not currently know the actual number of shares that will be cashed out in the reverse stock split, we do not know the net amount of cash to be paid to stockholders in the reverse stock split, but in any event we expect the aggregate amount paid to be well less than $5,000. You should read the discussion under "Description of the Amendment--Sources of Funds and Expenses" for a description of the sources of funds for the payments in connection with the reverse stock split and the fees and expenses we expect to incur in connection with the transaction. The reverse stock split and our termination of registration under the Exchange Act will not result in the accrual of any tax benefit to us and is not expected to have any material effect on our ability to use any operating loss carryforwards to shelter future income.

   . Effects of the Amendment on Affiliates. As a result of the reverse stock split, we expect that the percentage of beneficial ownership of our common stock held by affiliates, including our executive officers and

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directors as a group and our principal stockholders, will not materially change. We anticipate that after the reverse stock split the percentage of beneficial ownership of our common stock held by affiliates will increase by no more than .06%. As such, our executive officers and directors as a group will continue to own significantly less than 1% of our outstanding common stock, and our bank group will continue to own 95% of our outstanding common stock. In addition, the reverse stock split will have not materially changed our principal stockholders' interest in our net book value or net earnings. After this amendment, our common stock will not be registered under the Exchange Act, and, as a result, our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit provisions of
Section 16, and they will be deprived of the ability to dispose of their shares of common stock pursuant to Rule 144 under the Securities Act of 1933.

Potential Disadvantages of the Amendment.

   Only a limited public trading market currently exists for our common stock. The market liquidity for shares of our common stock after the amendment will be even less than it is now because our common stock will no longer be quoted on the Pink Sheets and the number of shares of common stock available to be traded will decrease to less than 750,000 as a result of the reverse stock split and giving effect to the conversion of our Series B Preferred Stock.

   We will no longer be required to file public reports of our financial condition and other aspects of our business with the Securities and Exchange Commission after this amendment. As a result, stockholders will have less legally mandated access to information about our business and results of operations than they had prior to the amendment.

   In addition, absent additional stock purchases prior to the effectiveness of the reverse stock split, unaffiliated stockholders owning fewer than 1,000 shares of our common stock will not be able to participate in any potential future growth of TeleSpectrum.

Federal Income Tax Consequences of the Reverse Stock Split.

   The discussion below is a general summary of material U.S. federal income tax consequences of the reverse stock split to TeleSpectrum and its stockholders. The conclusions in the following summary are not binding on the Internal Revenue Service and no ruling has been or will be obtained from the Internal Revenue Service in connection with the reverse stock split.

   The discussion does not purport to address all U.S. federal income tax considerations that may be relevant to stockholders in light of their particular circumstances. The discussion assumes that stockholders hold their shares of common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the reverse stock split. In particular, the following summary does not address all U.S. federal income tax considerations applicable to certain classes of stockholders, including:

  .   financial institutions;

  .   insurance companies;

  .   tax-exempt organizations;

  .   dealers in securities or currencies;

  .   traders in securities that elect to mark-to-market;

  . persons that hold the common stock as part of a hedge, straddle or conversion transaction;

  . persons who are considered foreign persons for U.S. federal income tax purposes;

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

  . persons who acquired or acquire shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation; and

  .   persons who do not hold their shares of common stock as a capital asset.

   This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and decisions now in effect, all of which are subject to change (and any such changes may be retroactive so as to apply to transactions before the date such changes are made). The consequences of any particular stockholder may differ depending on the stockholder's own circumstances and tax position. Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences of the reverse stock split, including applicable federal, foreign, state and local and foreign tax consequences to you of the reverse stock split in light of your own particular circumstances.

   TeleSpectrum. We believe that the reverse stock split will be a tax-free reorganization described in Section 368(a)(1)(E) of the Code. Accordingly, Telespectrum will not recognize taxable income, gain or loss in connection with the reverse stock split.

   Stockholders Who Receive Shares of New Common Stock. A stockholder who receives only shares of new common stock in the transaction (i.e., a stockholder who owns a number of shares of old common stock equal to the product of 1,000 multiplied by a whole number) will not recognize gain or loss or dividend income as a result of the reverse stock split, and the tax basis and holding period of such stockholder in shares of old common stock will carry over as the tax basis and holding period of such stockholder's shares of new common stock.

   A stockholder who receives both shares of new common stock and cash in lieu of a fractional share will be treated as having exchanged a portion of his or her shares of old common stock for the shares of new common stock and as having had the balance of his or her old shares redeemed by us in exchange for the cash payment. Gain, if any, realized by such stockholders on the transaction will be recognized in an amount not in excess of the cash received. Recognized gain will be taxed either as a dividend to the extent of the stockholder's ratable share of our earnings and profits, if any (as that term is used in Section 316 of Code) or as capital gain. The determination whether the receipt of cash has the effect of the distribution of a dividend is made by applying the rules under Section 302 of the Code (See "Section 302 Tests" below). The tax basis and holding period of such stockholder in shares of old common stock will carry over as the tax basis and holding period of such stockholder's shares of new common stock.

   Stockholders Who Receive Only Cash. A stockholder who receives only cash in the reverse stock split (a stockholder that owns fewer than 1,000 shares of old common stock) will be treated as having such shares redeemed in a taxable transaction governed by Section 302 of the Code and, depending on a stockholder's situation, the transaction will be taxed as either:

  . A sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder's tax basis for the redeemed shares; or

  . A cash distribution which is treated: (a) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (b) second as a tax-free return of capital to the extent of the stockholder's tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

   Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) may be allowed a dividends received deduction subject to applicable limitations and other special rules.

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

   Under Section 302 of the Code, a redemption of shares from a stockholder as part of the reverse stock split will be treated as a sale or exchange of the redeemed shares if:

  . the reverse stock split results in a "complete termination" of stockholder's interest in the company;

  . the receipt of cash is "substantially disproportionate" with respect to the stockholder; or

  . the receipt of cash is "not essentially equivalent to a dividend" with respect to the stockholder.

   These three tests (the "Section 302 Tests") are applied by taking into account not only shares that a stockholder actually owns, but also shares that the stockholder constructively owns pursuant to Section 318. Under the constructive ownership rules of Section 318 of the Code, a stockholder is deemed to constructively own shares owned by certain related individuals and entities in which the stockholder has an interest in addition to shares directly owned by the stockholder. For example, an individual stockholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents ("family attribution"). In addition, a stockholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the stockholder has a beneficial interest, by partnerships in which the stockholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such stockholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities ("entity attribution"). A stockholder is also deemed to own shares which the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.

   A stockholder who receives only cash in the reverse stock split (i.e., owns fewer than 1,000 shares of old common stock) and does not constructively own any shares of new common stock after the reverse stock split will have his or her interest in TeleSpectrum completely terminated by the reverse stock split and will therefore receive sale or exchange treatment on his or her old common stock. That is, such a stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder's tax basis for his or her old common shares.

   A stockholder who receives only cash in the reverse stock split and would only constructively own shares of new common stock after the reverse stock split as a result of family attribution may be able to avoid constructive ownership of the shares of new common stock by waiving family attribution and, thus, be treated as having had his or her interest in TeleSpectrum completely terminated by the reverse stock split. Among other things, waiving family attribution requires (a) that the stockholder have no interest in TeleSpectrum (including as an officer, director, employee or stockholder) other than an interest as a creditor and does not acquire such an interest during the ten-year period immediately following the reverse stock split other than stock acquired by bequest or inheritance and (b) including an election to waive family attribution in the stockholder's tax return for the year in which the reverse stock split occurs.

   A stockholder who receives cash in the reverse stock split and immediately after the reverse stock split actually or constructively owns shares of new common stock must compare (a) his or her percentage ownership immediately before the reverse stock split (i.e., the number of voting shares actually or constructively owned by him or her immediately before the reverse stock split divided by the number of voting shares outstanding immediately before the reverse stock split) with (b) his or her percentage ownership immediately after the reverse stock split (i.e., the number of voting shares actually or constructively owned by him or her immediately after the reverse stock split divided by the number of voting shares outstanding immediately after the reverse stock split).

   If the stockholder's post reverse stock split ownership percentage is less than 80% of the stockholder's pre-reverse stock split ownership percentage, the receipt of cash is "substantially disproportionate" with respect to the stockholder, and the stockholder will, therefore, receive sale or exchange treatment on the portion of his shares of old common stock exchanged for cash in lieu of fractional shares.

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

   If the receipt of cash by a stockholder fails to constitute an "exchange" under the "substantially disproportionate" test or the "complete termination" test, the receipt of cash may constitute an "exchange" under the "not essentially equivalent to a dividend" test. The receipt of cash by a stockholder will be "not essentially equivalent to a dividend" if the transaction results in a "meaningful reduction" of the stockholder's proportionate interest in the Telespectrum. If (a) the stockholder exercises no control over the affairs of TeleSpectrum (e.g., is not an officer, director or high ranking employee), (b) the stockholder's relative stock interest in Telespectrum is minimal, and (c) the stockholder's post reverse stock split ownership percentage is less than the stockholder's pre-reverse stock split ownership percentage, the receipt of cash will generally not be essentially equivalent to a dividend with respect to the stockholder and the stockholder will, therefore, receive sale or exchange treatment on the portion of his or her shares of old common stock exchanged for cash in lieu of fractional shares.

   In all other cases, cash in lieu of fractional shares received by a stockholder who immediately after the reverse stock split actually or constructively owns shares of new common stock will be treated: (a) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (b) second as a tax-free return of capital to the extent of the stockholder's tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

   Tax Withholding. Non-corporate stockholders of TeleSpectrum may be subject to backup withholding at a rate of 30% on cash payments received in the reverse stock split. Backup withholding will not apply, however, to a stockholder who
(a) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 that will be included in the letter of transmittal that will be sent upon the effectiveness of the amendment, (b) who provides a certificate of foreign status on an appropriate Form W-8, or (c) who is otherwise exempt from backup withholding.

   As stated above, the preceding discussion is intended only as a summary of material U.S. income tax consequences of the reverse stock split and does not purport to be a complete analysis or discussion of all potential tax effects relevant to the reverse stock split. Thus, you are urged to consult your own tax advisors as to the specific tax consequences to you of the reverse stock split, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Recommendation of the Board of Directors; Fairness of the Amendment.

   The Board believes that this proposed amendment of our certificate of incorporation is substantively and procedurally fair to and in the best interests of our stockholders, including unaffiliated stockholders. The Board of Directors, including those directors who are not employees of TeleSpectrum, unanimously approved the amendment that will effect the reverse stock split and reduce the number of authorized shares of our common stock, and the Board unanimously recommends that the stockholders vote for approval and adoption of this amendment.

   Although the Board as a whole recommends that the stockholders vote in favor of this proposed amendment for the reasons set forth in "Special
Factors--Purposes of the Amendment" and "--Reasons for the Amendment," no director or executive officer is making any recommendation to the stockholders in his or her individual capacity.

   Determination of Substantive Fairness. The Board considered a number of factors in determining the substantive fairness of the amendment, both to affiliated and unaffiliated stockholders, including the following factors favoring the amendment:

   . Financial Condition of TeleSpectrum. The Board considered this amendment in the context of our overall financial condition. As discussed under "Background" below, our financial condition has been deteriorating since 1999. As a result of a number of factors, we became in default of our credit agreement with

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

our bank group, and we were left with two alternatives in attempting to reduce our debt and improve our financial condition: filing for bankruptcy protection or undertaking a non-judicial recapitalization of our balance sheet. For the reasons described under "Background" below, we determined that a non-judicial recapitalization, followed by this amendment, was in our stockholders', our creditors' and the company's best interests. In reaching this conclusion, the Board recognized that under a bankruptcy reorganization, our unaffiliated stockholders would not have retained any equity interest in TeleSpectrum and would not have received any value for their equity interest. The Board determined that a non-judicial recapitalization would be more fair to our unaffiliated stockholders in that it would permit them to retain a small equity interest in TeleSpectrum and, as a result of the amendment, either receive cash for their fractional shares resulting from the reverse stock split, thereby recognizing some nominal value that they would not otherwise have received in a bankruptcy proceeding, or have the opportunity to maintain a small equity interest in us if they own at least 1,000 shares of our common stock prior to the reverse stock split.

   . Current and Historical Market Prices of Our Common Stock. The Board considered the effect that terminating the registration of our common stock would have on the market for the common stock and the ability of stockholders to buy and sell shares. Although our common stock is currently quoted on the Pink Sheets, there is a limited trading market for the stock, and the price of a share of our common stock is currently well below $.01. The high and low sale prices for the common stock from January 1, 2000 to January 8, 2003 ranged from a high of $9.813 in January 2000 to a low of $.0001 per share on January 8, 2003. The Board recognized that both prior to our recapitalization, with debt well in excess of the value of the company, and after the recapitalization, with substantial dilution to the common stock and the sum of our debt and liquidation preference of our Series A Preferred Stock still in excess of the value of TeleSpectrum, it was unlikely that the price per share would increase dramatically, if at all. As a result, the Board believes that our stockholders derive little relative benefit from our status as a reporting company and that a liquid market for our common stock is not likely to develop in the near future. The Board noted that a benefit of the reverse stock split is that it will provide stockholders owning less than 1,000 shares with the ability to liquidate their holdings without incurring brokerage costs, particularly given the limited liquidity and low share price of our common stock. Because of the low market price of our common stock, the Board determined that, assuming the price of our common stock remains at its current levels, the price we will pay for fractional shares is fair to our unaffiliated stockholders as it will represent a 1000% premium over the market price of our common stock.

   . Going Concern Value. Upon completion of the recapitalization of our balance sheet, we had senior secured indebtedness of $25 million under our credit agreement and Series A Preferred Stock with a liquidation preference in excess of $40 million ranking senior to our common stock. In addition, we have trade and other liabilities, and our Series A Preferred Stock accrues interest at a rate of 10% per year. As a result, any sale of our business would have to net at least $70 million before any amounts would be available for distribution to our common stockholders. We believe that our going concern value is currently, and for the foreseeable future will continue to be, significantly less than $70 million. This position is supported by the analysis of FTI Consulting Inc. described below and included as Appendix A. Accordingly, we believe that any foreseeable sale of TeleSpectrum would result in our unaffiliated stockholders receiving no value for their equity interest. Based on this analysis, the Board determined that the receipt of some nominal value by our unaffiliated stockholders for fractional shares is substantively fair as they would not otherwise be likely to receive any value for such shares.

   . Book Value. The Board considered the book value of our common stock in determining the fairness of the amendment. As of September 30, 2002, we had a negative book value per share of our common stock of ($.09), and the Board does not anticipate a material increase in such value in the foreseeable future. The Board noted that the amount to be paid for each fractional share will be substantially higher than the current book value of our common stock. Accordingly, based on a comparative book value analysis, the Board determined that the consideration to be paid to unaffiliated stockholders being cashed out as a result of the reverse stock split is fair.

   . Fairness Analysis. The Board of Directors retained a financial advisor to assist it in determining the fairness of the amount of consideration to be offered in the reverse stock split to stockholders for their fractional

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

shares. The analysis was conducted by FTI Consulting Inc., a financial consulting firm which regularly analyzes and advises companies with respect to various transactions, including financial restructurings. A description of the analysis of FTI is set forth below under "--Analysis of Financial Advisor." FTI has in the past served, and continues to serve on a reduced basis, as a financial advisor to our bank group. Our Board of Directors retained FTI due to its expertise in determining valuations and its familiarity with the financial condition of TeleSpectrum. There has been no material relationship among TeleSpectrum, its directors or executive officers and FTI. FTI received a fee in the amount of $10,000 in connection with its rendering of the valuation analysis. There are no other current arrangements to compensate FTI for any services rendered directly to us. FTI's engagement by our bank group is described below in "--Analysis of Financial Advisor." The Board considered FTI's analysis together with the above factors in determining that the consideration to be paid for fractional shares is fair to our unaffiliated stockholders as such amount will represent a premium over the value of our common stock as determined in a number of different manners.

   . Cost Savings. The Board considered the views of management regarding the cost savings to be achieved by eliminating the reporting and disclosure requirements related to the registration of our common stock under the Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the common stock under the Exchange Act. The Board also considered the decrease in the expenses related to servicing our stockholders holding small positions in our stock that would result from the amendment. Our management determined that the amendment would result in cost savings of approximately $210,000 per year in direct costs as well as further savings in indirect costs through more efficient use of employees' time. The Board considered these facts in light of the fact that the market value of our pre-recapitalization shares of common stock was approximately $3,300 as of January 8, 2003. The Board determined that the cost savings to be achieved by terminating registration of the common stock under the Exchange Act outweigh any potential detriment from eliminating the registration and are fair to our unaffiliated stockholders in light of our financial condition and the relatively illiquid market for our common stock.

   The Board also considered the following factor, which it determined did not favor the amendment:

   . Reduction of Information to Stockholders. Termination of the registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by us to our stockholders. After we become a privately-held company, we will not be required to make the broad disclosure required under the Exchange Act and, accordingly, our unaffiliated stockholders will be unable to obtain most of the information typically contained in our securities filings. While the Board determined that the limited information available to stockholders will be an unfavorable effect of the amendment, the Board did recognize that stockholders will have access to our corporate books and records to the extent provided by the Delaware Corporation Law.

Analysis of Financial Advisor.

   We retained FTI Consulting Inc. to conduct an analysis of the fair market value of our equity securities on a non-marketable, control basis. The reason for the analysis was to aid the Board of Directors in placing a value on our shares of common stock for the purpose of issuing cash in lieu of fractional shares in connection with the reverse stock split. No other purpose was intended or should be inferred. FTI delivered its written analysis to our Board on October 10, 2002. FTI's analysis confirms that as of August 30, 2002, and based upon and subject to certain factors and assumptions set forth therein, our common stock has no value. A copy of the analysis is attached as Appendix A, and you are encouraged to read it in its entirety. FTI has given its consent to the use of its analysis in this proxy statement, and you may rely on it and the summary below in evaluating the fairness of the reverse stock split.

   As discussed above, FTI has in the past been, and continues to be, retained by our bank group as its financial advisor with respect to TeleSpectrum. Our bank group owns approximately 95% of our voting securities. During

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

the past two years, we paid FTI approximately $1.2 million on behalf of our bank group for services FTI provided the bank group with respect to us. FTI will continue to provide advisory services to our bank group at a cost of approximately $5,000 a month, which amount will be paid by us. FTI is otherwise independent of our management and has no present or prospective interest in the shares that are the subject of its report. The fee for this engagement was in no way influenced by the results of the valuation analysis.

   The following is a summary of FTI's analysis. The summary is qualified by reference to the full text of the analysis.

   An analysis of the valuation of our common stock was provided on two bases: an income approach and a market comparison approach. Within the income approach, FTI conducted an analysis of the value of our common stock using a capitalized earnings method and a capitalized excess earnings method. Within the market comparison approach, FTI conducted an analysis using a public company comparison method, a merged and acquired companies method and a public company projected EBITDA method.

   FTI determined a weighted average fair market value of invested capital in TeleSpectrum using the various valuation methodologies described above, which, after a discount for non-marketability, was approximately $27 million. After deducting our long-term debt and capital leases, FTI determined the fair market value of our preferred and common stock to be approximately $616,000. As discussed above, our Series A Preferred Stock has a liquidation preference in excess of $40 million ranking senior to our common stock and Series B Convertible Preferred Stock. Accordingly, after giving effect to such liquidation preference, FTI's analysis indicated that as of August 30, 2002 our common stock and Series B Convertible Preferred Stock, which is convertible into share of our common stock, essentially have no value.

   In conducting its analysis, we provided FTI with certain audited and unaudited historical and prospective financial and operational data about us. FTI accepted and relied upon such data and did not audit such data as part of its analysis. The analysis was conducted in accordance with the guidelines set forth in the American Society of Appraisers' Standards of Practice and Code of Ethics.

   Based on the analysis of FTI, together with all of the foregoing factors, including the fact that our common stock was trading at $.0001 a share as of January 8, 2003, the Board believes that, in lieu of fractional shares, the payment of cash in an amount equal to the greater of $.01 per share and the average daily closing price per share on the Pink Sheets for the ten trading days preceding the reverse stock split is substantively fair to our stockholders. Furthermore, the Board believes that in the overall context of TeleSpectrum's situation, this amendment is substantively fair to our stockholders, including unaffiliated stockholders as a group.

   Determination of Procedural Fairness. The following vote will be required to approve the amendment:

  . the affirmative vote of a majority of the votes that may be cast by all outstanding shares of common stock and Series B Preferred Stock, voting together as a class;

  . the affirmative vote of a majority of the outstanding shares of common stock voting separately as a class; and

  . the affirmative vote of a majority of the shares of the Series B Preferred Stock voting separately as a class.

Approval by a majority of unaffiliated stockholders is not required. The Board determined that any such voting requirement would usurp the power of the holders of greater than a majority of the shares of our common stock and Series B Preferred Stock to consider and approve the amendment.

   No unaffiliated representative acting solely on behalf of unaffiliated stockholders for the purpose of negotiating the terms of the amendment or preparing a report covering its fairness was retained by us or by a

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

majority of directors who are not employees of TeleSpectrum. We have not made any provision in connection with the amendment to grant unaffiliated stockholders access to our corporate files, except as provided under the Delaware General Corporation Law, or to obtain legal counsel or appraisal services at our expense. With respect to unaffiliated stockholders' access to our corporate files, the Board determined that this proxy statement, together with our other filings with the SEC (including the reports provided to the stockholders with this proxy statement), provide adequate information for unaffiliated stockholders to make an informed decision with respect to the amendment. The Board also considered the fact that under the Delaware General Corporation Law and subject to specified conditions set forth under Delaware law, stockholders have the right to review our relevant books and records of account. In deciding not to adopt these additional procedures, the Board also took into account factors such as our size and financial capacity and the cost of such procedures.

   As described above, the Board of Directors obtained an analysis by an independent financial analyst to determine whether the price to be offered to our stockholders for the fractional shares that will result from the reverse stock split will be fair.

   After consideration of the factors described above, the Board of Directors concluded that this amendment is procedurally fair, notwithstanding the absence of an unaffiliated stockholder approval requirement, an unaffiliated stockholder representative and the provision of legal counsel at our expense.

Background

   Our financial condition began to deteriorate during the second half of 1999 due primarily to our increased level of debt which resulted from acquisitions of complementary businesses. In 2000, we reported a consolidated net loss of approximately $200 million, and our financial condition continued to deteriorate during 2001 as a result of our loss of significant customers, the effects of the events of September 11th and the general economic downturn. Our revenues for 2001 decreased to $217 million from slightly more than $300 million for 2000. In addition, we reported a consolidated net loss of approximately $81 million for 2001. As of December 31, 2001, our bank debt had grown to approximately $161 million.

   Beginning in September 2001, we failed to maintain compliance with the terms of our credit agreement with our bank group because we did not meet certain financial covenants therein, and beginning in October 2001, we were unable to make interest payments on our debt. We therefore were in default of our credit agreement, and the amounts then outstanding became due and payable upon demand.

   As a result of increasing bank debt and the erosion of our business, we determined that it was imperative that we restructure our capital structure. In consultation with our bank group, we contemplated two alternatives in order to reduce our debt load and improve our financial condition: a reorganization under the United States bankruptcy laws and a non-judicial recapitalization of our balance sheet.

   Reorganization Under the U.S. Bankruptcy Laws. In reviewing the merits of a reorganization under the U.S. bankruptcy laws, we determined that there were a number of factors dictating against such an alternative. In particular, we were concerned that the filing of a bankruptcy petition would negatively affect our customers' perception of our ability to continue to service their needs, leading many of them to further reduce or terminate their business dealings with us. In addition, in a bankruptcy proceeding, our stockholders would not retain any equity interest in TeleSpectrum, nor would they receive any value for their equity interest. Furthermore, the costs associated with filing a bankruptcy petition and emerging from bankruptcy would further deplete our resources and the amounts our creditors would realize in a reorganization.

   Non-Judicial Recapitalization of Our Balance Sheet. In contrast, a non-judicial restructuring, as contemplated by us and our bank group, would allow us to significantly decrease our debt by converting a substantial portion of such debt into equity in TeleSpectrum. As a result of such conversion, our existing stockholders would retain a small equity interest in TeleSpectrum. In addition, we determined that customer perception of a non-judicial restructuring would be more favorable than a bankruptcy proceeding. For these reasons, we determined that a non-judicial recapitalization of our balance sheet was the preferable alternative.

Recapitalization

   On April 29, 2002, we entered into an agreement with our bank lenders that resulted in a recapitalization of our balance sheet and a reduction of our debt. Under the recapitalization, the amounts due under our existing credit facilities totaling approximately $161 million were converted into a three-year term facility of $25 million, $40 million of our Series A Preferred Stock and shares of our Series B Convertible Preferred Stock convertible into common stock representing approximately 95% of our common stock outstanding after such conversion. A portion of the Series B Preferred Stock was converted into shares of our common stock immediately after the closing of the recapitalization, and the remainder will be converted into shares of our common stock as soon as possible after our stockholders approve the amendment to our certificate of incorporation discussed herein.

   As a result of the recapitalization, our bank group, consisting of 15 banking and investment entities, controls 95% of the voting power of our capital stock and, thus, the company. Our pre-recapitalization stockholders retained a 4.5% equity interest which, based on the price of our common stock on January 8, 2003 ($0.0001), had a market value of less than $3,300. As described in more detail below, our direct expenses in complying with the reporting requirements of the SEC are approximately $210,000 each year.

   Based on these facts, together with our continuing weak financial condition and the fact that in a bankruptcy proceeding our stockholders would not have retained any equity interest in TeleSpectrum nor would they have received any value for their shares, management, in consultation with our Board, proposed the amendment of our certificate of incorporation which would result in making TeleSpectrum a privately-held company. As described above under "--Recommendation of the Board of Directors; Fairness of the Amendment," we believe that this amendment is fair to our stockholders. As a result of the reverse stock split, stockholders owning fewer than 1,000 shares will have the opportunity to liquidate their holdings in an otherwise relatively illiquid market. Alternatively, each of such stockholders will have the opportunity to retain an equity interest in TeleSpectrum by acquiring a sufficient number of shares to bring his or her total to not less than 1,000. See "Recommendation of the Board of Directors; Fairness of the Amendment" below.

Description of the Amendment

   The Board of Directors has unanimously adopted resolutions declaring the advisability of, and submits to the stockholders for approval, an amendment to our certificate of incorporation which:

  . effects a 1-for-1,000 reverse stock split of our outstanding common stock pursuant to which each stockholder will receive one share of our common stock for each 1,000 shares held at the time the reverse stock split becomes effective. In lieu of issuing the fractional shares that will result from the reserve stock split, we will make cash payments equal to the greater of $.01 per share and the average daily closing price per share of our common stock on the Pink Sheets for the ten trading days immediately preceding the effective date of the reverse stock split; and

  . reduces the number of authorized shares of our common stock from 200,000,000 to 10,000,000.

   Promptly after the amendment is approved by the stockholders, we intend to terminate the registration of our common stock under Section 12(g) of the Exchange Act by filing a Form 15 with the SEC certifying that our common stock is held of record by fewer than 300 persons. Termination of registration of the common stock shall take effect 90 days thereafter or such shorter period as the SEC may determine. Our duty to file periodic and other reports under the Exchange Act shall be suspended immediately upon filing a Form 15; provided, however, that if the Form 15 is subsequently withdrawn or denied, we shall, within 60 days after the date of such withdrawal or denial, file with the SEC all reports that would have been required had the Form 15 not been filed.

   The effect of the amendment on the holders of our capital stock will be as follows:

             Stockholders as of
             Effective Date             Effect of Amendment
             --------------             -------------------

             Registered stockholders    Shares of common stock
             holding 1,000 or more      will be converted on a
             shares of common stock     1-for-1,000 basis. Cash
             immediately prior to the   will be paid in lieu of
             amendment.                 issuing any fractional
                                        shares.

             Registered stockholders    Shares of common stock
             holding fewer than 1,000   will be cashed out at a
             shares of common stock     price equal to the
             immediately prior to the   greater of $.01 per share
             amendment.                 and the average closing
                                        price of our common stock
                                        during the ten days prior
                                        to the reverse stock
                                        split. You will not have
                                        to pay any commissions or
                                        other fees on this
                                        cash-out. Holders of
                                        these shares will not
                                        have any continuing
                                        equity interest in
                                        TeleSpectrum.

             Holders of Series A        All shares of Series A
             Preferred Stock.           Preferred Stock will
                                        remain outstanding and
                                        will be unaffected by the
                                        amendment.

             Holders of Series B        Each outstanding share of
             Convertible Preferred      Series B Convertible
             Stock.                     Preferred Stock will
                                        convert into 8.22277
                                        shares of common stock,
                                        which number is based on
                                        the current conversion
                                        ratio of
                                        8,222.770733-to-1, as
                                        adjusted for the reverse
                                        stock split. Cash will be
                                        paid in lieu of any
                                        fractional shares.

   Any holder of record of fewer than 1,000 shares of common stock who desires to retain an equity interest in TeleSpectrum after the effective date of the reverse stock split may do so by purchasing, prior to the effective date, a sufficient number of shares of common stock in the open market such that the total number of shares held of record in his or her name immediately prior to the reverse stock split is equal to or greater than 1,000. However, due to the limited trading market for our common stock, it is possible that a stockholder desiring to retain an equity interest may not be able to purchase enough shares to retain an equity interest at a fair price or at all, and, if the reverse stock split does not permit us to deregister our common stock, we may effect a subsequent reverse stock split to do so if the Board deems it advisable.

Legal Effectiveness and Conditions.

   The amendment of our certificate of incorporation will be effective upon the filing of a certificate of amendment with the Delaware Secretary of State, which, assuming its approval at the annual meeting, we anticipate will occur on or around March 18, 2003.

   We will cause the transfer agent of our common stock to send a letter of transmittal containing certain information and instructions to all record holders of our common stock as of the effective date of the amendment. On the effective date of the amendment, each certificate representing a share of our common stock outstanding immediately prior to the reverse stock split will be deemed, for all corporate purposes and without any further action by any person, to evidence ownership of the reduced number of shares of common stock and/or the right to receive cash for fractional shares. Each stockholder who owns fewer than 1,000 shares of record immediately prior to the amendment will not have any rights with respect to the common stock and will have only the right to receive cash in lieu of the fractional shares to which he or she would otherwise be entitled.

Exchange of Stock Certificates.

   The letter of transmittal will provide the means by which stockholders will surrender their stock certificates and obtain new certificates evidencing the shares of our common stock and cash in lieu of fractional shares to which they are entitled after the reverse stock split. If certificates evidencing common stock have been lost or destroyed, we may, at our discretion, accept in connection with the reverse stock split a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to us in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the stockholder may be required to submit, in addition to other documents, a bond or other security satisfactory to the Board indemnifying us and all other persons against any losses that occur as a consequence of the issuance of a new stock certificate. Please contact us if your stock certificates have been lost or destroyed. Additional instructions regarding lost or destroyed stock certificates will be included in the letter of transmittal that will be sent to stockholders after the amendment becomes effective.

   Except as described above relating to lost stock certificates, there will be no service charges or costs payable by stockholders in connection with the exchange of their certificates or in connection with the payment of cash in lieu of fractional shares. We will bear these costs.

   The letter of transmittal will be sent to stockholders promptly after the effective date of the amendment. Do not send in your stock certificate(s) until you have received and read the letter of transmittal.

Regulatory Approvals.

   Aside from stockholder approval of this proposed amendment of our certificate of incorporation, this amendment is not subject to any regulatory approvals.

Termination of Exchange Act Registration.

   Our common stock is currently registered under the Exchange Act and quoted on the Pink Sheets. We are permitted to terminate such registration if there are fewer than 300 record holders of outstanding shares of our common stock. As of the record date, we had 406 record holders of our common stock. Upon the completion of the amendment, we will have approximately 198 stockholders of record. We intend to terminate the registration of our common stock under the Exchange Act and to delist our common stock from the Pink Sheets as promptly as possible after the effective date of the amendment.

   Termination of registration under the Exchange Act will substantially reduce the information required to be furnished by us to our stockholders. After we become a privately-held company, our stockholders will have access to our corporate books and records to the extent provided by the Delaware General Corporation Law.

   The amendment will make many of the provisions of the Exchange Act no longer applicable to us, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13. In addition, affiliate stockholders may be deprived of the ability to dispose of their TeleSpectrum common stock under Rule 144 promulgated under the Securities Act of 1933. Furthermore, there will not be a public market for our common stock, and market makers will not be able to make a market in our common stock.

   We estimate that termination of registration of our common stock under the Exchange Act will save us approximately $210,000 per year in legal, accounting, printing and other expenses, and will also enable our management to devote more time to our operations. See "Special Factors--Effects of the Amendment."

Source of Funds and Expenses.

   We estimate that, because of our low stock price, less than $5,000 will be required to pay for the fractional shares of common stock exchanged for cash in the reverse stock split. We intend to use cash on hand to make such payments. Additionally, we will pay all of the expenses related to the amendment. We estimate that these expenses will amount to $50,000.

Dissenters' Rights.

   Under the Delaware General Corporation Law and our certificate of incorporation and bylaws, our stockholders do not have the right to dissent from the reverse stock split and to receive a value for their shares in cash determined by an independent appraisal.

Dividends.

   We have not previously paid dividends on our common stock, and we do not intend to do so following the reverse stock split.

Financial Information

   The following sets forth certain financial information, including our audited consolidated financial statements for the two fiscal years required to be filed in our annual report on Form 10-K for the year ended December 31, 2001, our unaudited consolidated balance sheets, comparative year-to-date income statements and related earnings per share data, statements of cash flows and comprehensive income required to be filed in our quarterly report on Form 10-Q for the quarter ended September 30, 2002, our ratio of earnings to fixed charges for the two most recent fiscal years and interim periods and our book value per share as of the date of our most recent balance sheet presented. Copies of the aforementioned annual and quarterly reports accompany this proxy statement and contain Management's Discussion and Analysis of Financial Condition and Result of Operations, which should be read in connection with the financial data set forth below.

Year-End Consolidated Balance Sheets
  (in thousands except for per share amounts)

                                                                                      For the Year Ending
                                                                                         December 31,
                                                                                     --------------------
                                                                                        2001       2000
                                                                                     ---------  ---------
                                      ASSETS:
                                      -------
CURRENT ASSETS:
   Cash and cash equivalents........................................................ $   6,391  $   5,258
   Accounts receivable, net.........................................................    33,333     54,745
   Prepaid expenses and other.......................................................     2,067      6,173
                                                                                     ---------  ---------
       Total current assets.........................................................    41,791     66,176
PROPERTY AND EQUIPMENT, net.........................................................    11,478     39,967
INTANGIBLES, net....................................................................     2,347     15,003
OTHER NONCURRENT ASSETS.............................................................     1,043      3,721
                                                                                     ---------  ---------
       Total assets................................................................. $  56,659  $ 124,867
                                                                                     =========  =========

                       LIABILITIES AND STOCKHOLDERS' DEFICIT
                       -------------------------------------
CURRENT LIABILITIES:
   Current maturities of long-term debt............................................. $   3,608  $   3,844
   Cash overdraft................................................................... $      --  $      --
   Accounts payable.................................................................     5,435     15,457
   Accrued expenses and other current liabilities...................................    27,118     36,996
                                                                                     ---------  ---------
       Total current liabilities....................................................    36,161     56,297
NONCURRENT LIABILITIES:
   Long-Term Debt...................................................................   166,588    132,413
   Other Noncurrent Liabilities.....................................................       615        430
                                                                                     ---------  ---------
       Total non-current liabilities................................................   167,203    132,843
STOCKHOLDERS' DEFICIT:
   Series A Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares
     issued and outstanding.........................................................        --         --
   Common stock, $.01 par value, 200,000,000 shares authorized, 40,022,656 shares issued and 32,737,815 shares outstanding at December 31, 2001; 40,022,656 shares issued and 33,076,073 shares outstanding at December 31, 2000; and
     39,558,746 shares issued and 32,612,163 shares outstanding at December 31,
     1999...........................................................................       400        400
Additional paid-in capital..........................................................   339,113    339,099
Additional paid-in capital--Warrants................................................     7,840      7,840
Due from stockholders...............................................................        --       (952)
Deferred Compensation...............................................................        --         --
Accumulated other comprehensive loss................................................    (1,562)    (1,326)
Accumulated deficit.................................................................  (443,686)  (360,524)
                                                                                     ---------  ---------
                                                                                       (97,895)   (15,463)
Less treasury stock, 7,284,841 shares at cost.......................................   (48,810)   (48,810)
   Total stockholders' deficit......................................................  (146,705)   (64,273)
                                                                                     ---------  ---------
   Total liabilities and stockholders' deficit...................................... $  56,659  $ 124,867
                                                                                     =========  =========

Year-End Consolidated Statements of Operations
  (in thousands except for per share amounts)

                                               For the Year Ending December 31,
                                               -----------------------------
                                                 2001         2000      1999
                                               --------    ---------  --------
   REVENUES................................... $218,235    $ 303,568  $266,810
   OPERATING EXPENSES:
      Cost of services........................  172,956      237,171   195,573
      Selling, general and administrative.....   51,550       70,220    53,898
      Impairment--long lived assets...........   26,078      171,151        --
      Restructuring (credit)/charge and other.    8,641       18,703     4,431
                                               --------    ---------  --------
          Total operating expenses............  259,225      497,245   253,902
          Operating income/(loss).............  (40,990)    (193,677)   12,908
   GAIN/(LOSS) ON EXTINGUISHMENT OF DEBT......  (20,286)          --        --
   INTEREST EXPENSE, net......................  (21,886)     (17,279)   (7,026)
   INCOME TAXES...............................       --           --
   MINORITY INTEREST..........................       --        7,836        --
                                               --------    ---------  --------
   INCOME/(LOSS) FROM CONTINUING OPERATIONS...  (83,162)    (203,120)    5,882
   INCOME FROM DISCONTINUED OPERATIONS........       --           --        --
                                               --------    ---------  --------
   NET INCOME/(LOSS).......................... $(83,162)   $(203,120) $  5,882
                                               ========    =========  ========
   BASIC INCOME/(LOSS) PER SHARE:
      Continuing Operations................... $  (1.91)   $   (6.42) $   0.21
      Discontinued Operations.................    (0.62)          --        --
                                               --------    ---------  --------
   NET INCOME/(LOSS) PER BASIC SHARE.......... $  (2.53)   $   (6.42) $   0.21
                                               ========    =========  ========
   DILUTED INCOME/(LOSS) PER SHARE:
      Continuing Operations................... $  (1.91)   $   (6.42) $   0.18
      Discontinued Operations.................    (0.62)          --        --
                                               --------    ---------  --------
   NET INCOME/(LOSS) PER DILUTED SHARE........ $  (2.53)   $   (6.42) $   0.18
                                               ========    =========  ========

Year-End Consolidated Statement of Cash Flows
  (in thousands)

                                                                         For the Year Ending December 31,
                                                                         ------------------------------
                                                                           2001        2000       1999
                                                                         --------   ---------  ---------
Cash Flows From Operating Activities:
   Net Income/(Loss).................................................... $(83,162)  $(203,120) $   5,882
   Adjustments to reconcile net income/(loss) to net cash flows from operating activities:
     Depreciation and amortization......................................   13,870      18,836     12,285
     Goodwill amortization..............................................    1,167       8,449      4,431
     Provision for bad debts............................................    1,254       2,833      6,800
     Impairment--long-lived assets......................................   26,078     171,151         --
     Write-off Shareholder Loans........................................      952          --         --
     Restructuring charge and other.....................................    7,474      10,254         --
     (Gain)/loss on write off of fixed assets...........................     (172)      3,826         --
     (Gain)/loss on extinguishment of debt..............................   20,286          --         --
     Non-cash compensation..............................................       --         163        320
     Other items, net...................................................                   --        500
     Changes in operating assets and liabilities net of acquisitions:
       Accounts receivable..............................................   20,158      15,301     (8,421)
       Prepaid expenses and other.......................................    5,782        (370)    (9,798)
       Accounts payable.................................................  (10,020)      6,152     (5,466)
       Accrued and other liabilities....................................   (5,000)     (7,994)    (4,174)
                                                                         --------   ---------  ---------
          Net cash provided by operating activities.....................   (1,333)     25,481      2,359
                                                                         --------   ---------  ---------
Cash Flows From Investing Activities:
   Purchases of property and equipment..................................   (2,617)    (21,637)   (26,414)
   Business acquisitions and mergers....................................       --          --        965
   Payments of notes payable to sellers and acquisition liabilities.....
   Net cash acquired in acquisition of Customer Insights................       --          71         --
   Proceeds from sale of assets.........................................
   Proceeds from sale of discontinued operations........................
   Purchase of investment...............................................
   Proceeds from disposal of assets.....................................    1,120          --         --
   Payments of deferred transaction costs...............................       --          --       (174)
                                                                         --------   ---------  ---------
          Net cash used in investing activities.........................   (1,497)    (21,566)   (25,623)
                                                                         --------   ---------  ---------
Cash Flows From Financing Activities:
   Proceeds from exercise of stock options..............................       --         255      1,463
   Proceeds from sale of commons stock..................................
   Net payments on secured credit facility..............................
   Cash overdraft.......................................................       --      (4,912)     3,254
   Borrowings under long-term debt......................................    7,873      21,203    130,796
   Payments of debt.....................................................   (1,887)    (15,078)  (112,118)
   Payments of capital lease obligations................................     (506)       (125)      (734)
   Debt issuance costs..................................................   (1,517)         --         --
   Payments of treasury stock...........................................       --          --       (191)
                                                                         --------   ---------  ---------
          Net cash used in financing activities.........................    3,963       1,343     22,470
                                                                         --------   ---------  ---------
   Effect of exchange rate change on cash and cash equivalents..........       --          --         --
Net increase in cash and cash equivalents...............................    1,133       5,258       (794)
Cash and cash equivalents, beginning of period..........................    5,258          --        794
                                                                         --------   ---------  ---------
Cash and cash equivalents, end of period................................ $  6,391   $   5,258  $      --
                                                                         ========   =========  =========

Year-End Condensed Consolidated Statements of Stockholders' Equity
  (in thousands except for share amounts)

                                                                              Common
                                                  Common Stock    Additional  Stock
                                                -----------------  Paid-In   Purchase   Due From     Deferred
                                                  Shares   Amount  Capital   Warrants Stockholders Compensation
                                                ---------- ------ ---------- -------- ------------ ------------
Balance, December 31, 1998..................... 25,771,449  $258   $240,176   $   --     $  --        $(363)
   Exercise of common stock options............    345,010     3      1,580       --        --           --
   CRW merger..................................  5,173,186    52     48,567       --        --           --
   IDRC merger.................................  8,269,101    83     46,911    7,840      (952)          --
   Partial release of escrowed shares..........                       1,614       --        --           --
   Amortization of deferred compensation.......         --    --         --       --        --          200
   Comprehensive income........................         --    --         --
   Net income..................................         --    --         --       --        --           --
   Cumulative currency translation adjustment..         --    --         --       --        --           --
   Total comprehensive income..................         --    --         --       --        --           --
                                                ----------  ----   --------   ------     -----        -----
Balance, December 31, 1999..................... 39,558,746   396    338,848    7,840      (952)        (163)
   Exercise of common stock options............    463,910     4        251       --        --           --
   Amortization of deferred compensation.......                                   --        --          163
   Comprehensive income........................         --    --         --       --        --           --
   Net loss....................................         --    --         --       --        --           --
   Cumulative currency translation adjustment..         --    --         --       --        --           --
   Total comprehensive income..................         --    --         --       --        --           --
                                                ----------  ----   --------   ------     -----        -----
Balance, December 31, 2000..................... 40,022,656   400    339,099    7,840      (952)          --
   Release of shares from escrow...............         --    --         14       --        --           --
   Write-off of shareholder notes..............         --    --         --       --       952           --
   Comprehensive income........................         --    --         --       --        --           --
   Net loss....................................         --    --         --       --        --           --
   Cumulative currency translation adjustment..
   Total comprehensive income..................         --    --         --       --        --           --
                                                ----------  ----   --------   ------     -----        -----
Balance, December 31, 2001..................... 40,022,656  $400   $339,113   $7,840     $  --        $  --
                                                ==========  ====   ========   ======     =====        =====

                                                                                        Total
                                                  Retained              Cumulative  Stockholder's
                                                Compensation  Treasury   Currency      Equity
                                                 (Deficit)   Adjustment Translation   (Deficit)
                                                ------------ ---------- ----------- -------------
Balance, December 31, 1998.....................  $(163,286)   $     --    $  (217)    $  76,568
   Exercise of common stock options............         --          --         --         1,583
   CRW merger..................................         --     (48,810)        --          (191)
   IDRC merger.................................         --          --         --        53,882
   Partial release of escrowed shares..........         --          --         --         1,614
   Amortization of deferred compensation.......         --          --         --           200
   Comprehensive income........................
   Net income..................................      5,882          --         --            --
   Cumulative currency translation adjustment..         --          --       (105)           --
   Total comprehensive income..................         --          --         --         5,777
                                                 ---------    --------    -------     ---------
Balance, December 31, 1999.....................   (157,404)    (48,810)      (322)      139,433
   Exercise of common stock options............         --          --         --           255
   Amortization of deferred compensation.......         --          --         --           163
   Comprehensive income........................         --          --         --            --
   Net loss....................................   (203,120)         --         --            --
   Cumulative currency translation adjustment..         --          --     (1,004)           --
   Total comprehensive income..................         --                     --      (204,124)
                                                 ---------    --------    -------     ---------
Balance, December 31, 2000.....................   (360,524)    (48,810)    (1,326)      (64,273)
   Release of shares from escrow...............         --          --         --            14
   Write-off of shareholder notes..............         --          --         --           952
   Comprehensive income........................         --          --         --            --
   Net loss....................................    (83,162)         --         --            --
   Cumulative currency translation adjustment..                              (236)
   Total comprehensive income..................         --          --         --       (83,398)
                                                 ---------    --------    -------     ---------
Balance, December 31, 2001.....................  $(443,686)   $(48,810)   $(1,562)    $(146,705)
                                                 =========    ========    =======     =========

Quarterly Consolidated Balance Sheets
  (in thousands except for share amounts)

                                                                                   September 30,
                                                                                       2002      December 31,
                                                                                    (unaudited)      2001
                                                                                   ------------- ------------
                                     ASSETS
                                     ------
CURRENT ASSETS:
   Cash and cash equivalents......................................................   $   8,083    $   6,391
   Accounts receivable, net.......................................................      16,194       33,333
   Prepaid expenses and other.....................................................       1,364        2,067
                                                                                     ---------    ---------
       Total current assets.......................................................      25,641       41,791
PROPERTY AND EQUIPMENT, net.......................................................       8,601       11,478
INTANGIBLES, net..................................................................       1,760        2,347
OTHER NONCURRENT ASSETS...........................................................         507        1,043
                                                                                     ---------    ---------
       Total assets...............................................................   $  36,509    $  56,659
                                                                                     =========    =========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
                      -------------------------------------
CURRENT LIABILITIES:
   Current maturities of long-term debt...........................................   $   1,040    $   3,608
   Accounts payable...............................................................       2,435        5,435
   Accrued expenses and other current liabilities.................................      17,790       27,118
                                                                                     ---------    ---------
       Total current liabilities..................................................      21,265       36,161
                                                                                     ---------    ---------
NONCURRENT LIABILITIES:
   Long-Term Debt.................................................................      30,475      159,063
   Capital Leases and Other.......................................................       1,181        7,525
   Other Noncurrent Liabilities...................................................         558          615
                                                                                     ---------    ---------
       Total non-current liabilities..............................................      32,214      167,203
                                                                                     ---------    ---------
STOCKHOLDERS' DEFICIT:
   Series A Preferred stock, $.01 par value, 100,000 shares authorized, 40,000
     issued and outstanding.......................................................          --           --
   Series B Convertible Preferred stock, $.01 par value, 90,000 shares authorized
     and issued and 71,097 outstanding............................................         174           --
   Common stock, $.01 par value, 200,000,000 shares authorized, 199,352,688 shares issued and 192,067,847 shares outstanding at September 30, 2002, and 40,022,656 shares issued and 32,737,815 shares outstanding at
     December 31, 2001............................................................       1,994          400
Additional paid-in capital........................................................     337,565      339,113
Additional paid-in capital--Warrants..............................................       7,840        7,840
Accumulated other comprehensive loss..............................................      (1,527)      (1,562)
Accumulated deficit...............................................................    (314,206)    (443,686)
                                                                                     ---------    ---------
                                                                                        31,840      (97,895)
Less treasury stock, 7,284,841 shares at cost.....................................     (48,810)     (48,810)
                                                                                     ---------    ---------
   Total stockholders' deficit....................................................     (16,970)    (146,705)
                                                                                     ---------    ---------
   Total liabilities and stockholders' deficit....................................   $  36,509    $  56,659
                                                                                     =========    =========

Quarterly Consolidated Statements of Operations
  (in thousands except for per share amounts)

                                                Three Months Ended           Nine Months Ended
                                            --------------------------  --------------------------
                                            September 30, September 30, September 30, September 30,
                                                2002          2001          2002          2001
                                            ------------- ------------- ------------- -------------
REVENUES...................................    $24,958       $52,349      $ 85,692      $172,687
                                               -------       -------      --------      --------
OPERATING EXPENSES:
   Cost of services........................     19,191        42,406        70,324       133,676
   Selling, general and administrative.....      5,397        11,983        19,402        40,382
   Restructuring (credit)/charge and other.     (1,920)        2,493         2,258         6,531
                                               -------       -------      --------      --------
       Total operating expenses............     22,668        56,882        91,984       180,589
                                               -------       -------      --------      --------
       Operating income/(loss).............      2,290        (4,533)       (6,292)       (7,902)
GAIN/(LOSS) ON EXTINGUISHMENT OF DEBT               --            --       141,655       (20,286)
INTEREST EXPENSE, net......................         41         4,623         4,215        15,729
                                               -------       -------      --------      --------
INCOME/(LOSS) BEFORE INCOME TAXES..........      2,249        (9,156)      131,148       (43,917)
INCOME TAXES...............................         --            --            --            --
                                               -------       -------      --------      --------
NET INCOME/(LOSS)..........................    $ 2,249       $(9,156)     $131,148      $(43,917)
                                               =======       =======      ========      ========
BASIC INCOME/(LOSS) PER SHARE..............    $  0.01       $ (0.28)     $   1.07      $  (1.37)
                                               =======       =======      ========      ========
DILUTED INCOME/(LOSS) PER SHARE............    $    --       $ (0.28)     $   0.29      $  (1.37)
                                               =======       =======      ========      ========

Quarterly Consolidated Statement of Cash Flows
  (in thousands)

                                                                                     Nine Months Ended
                                                                                --------------------------
                                                                                September 30, September 30,
                                                                                September 30, December 31,
                                                                                    2002          2001
                                                                                ------------- -------------
Cash Flows From Operating Activities:
   Net Income/(Loss)...........................................................   $ 131,148     $(43,917)
   Adjustments to reconcile net income/(loss) to net cash flows from operating activities:
     Depreciation and amortization.............................................       2,834       11,442
     Provision for bad debts...................................................         206        1,433
     Restructuring charge and other............................................       1,546        5,480
     (Gain)/loss on extinguishment of debt, net of cash transfers..............    (142,220)      20,286
     (Gain)/loss on sale of assets and other...................................          --         (172)
     (Gain)/loss on write off of fixed assets..................................         712           --
     Changes in operating assets and liabilities net of acquisitions:
       Accounts receivable.....................................................      16,218       15,106
       Prepaid expenses and other..............................................        (149)       2,616
       Accounts payable........................................................      (1,060)      (4,222)
       Accrued and other liabilities...........................................      (4,866)      (4,689)
                                                                                  ---------     --------
          Net cash provided by operating activities............................       4,369        3,363
                                                                                  ---------     --------
Cash Flows From Investing Activities:
   Purchases of property and equipment.........................................        (659)      (1,303)
   Proceeds from disposal of assets............................................          --        1,120
                                                                                  ---------     --------
          Net cash used in investing activities................................        (659)        (183)
                                                                                  ---------     --------
Cash Flows From Financing Activities:
   Debt issuance costs.........................................................          --       (1,538)
   Net (payments) borrowings on credit facilities..............................      (1,629)       1,247
   Net payments of capital lease obligations...................................        (365)        (419)
                                                                                  ---------     --------
          Net cash used in financing activities................................      (1,994)        (710)
                                                                                  ---------     --------
   Effect of exchange rate change on cash and cash equivalents.................         (24)          --
Net increase in cash and cash equivalents......................................       1,692        2,470
Cash and cash equivalents, beginning of period.................................       6,391        5,258
                                                                                  ---------     --------
Cash and cash equivalents, end of period.......................................   $   8,083     $  7,728
                                                                                  =========     ========
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid during the period................................................   $     599     $  7,175
                                                                                  =========     ========
Income taxes paid during the period............................................   $      --     $     --
                                                                                  ---------     --------

Quarterly Condensed Consolidated Statement of Stockholders' Equity
  (in thousands except for share amounts)

                                                Series A         Series B
                                              Preferred Stock Preferred Stock    Common Stock
                                              --------------- --------------  ------------------
                                              Shares  Amount   Shares  Amount   Shares    Amount
                                              ------  ------  -------  ------ ----------- ------
Balance, December 31, 2001...................                                  40,022,656 $  400
Issuance of Series A Preferred Stock......... 40,000    --         --     --           --     --
Issuance of Series B Convertible Preferred
 Stock.......................................     --    --     90,000   $220           --     --
Conversion of Series B Convertible Preferred
 Stock.......................................     --    --    (18,903)   (46) 155,435,035  1,555
Issuance of Common Stock.....................     --    --         --     --    3,894,997     39
Dividends....................................     --    --         --     --           --     --
Net Income...................................     --    --         --     --           --     --
Foreign Currency Translation Adjustment......     --    --         --     --           --     --
Total Comprehensive Income...................     --    --         --     --           --     --
Balance, September 30, 2002.................. 40,000   $--     71,097   $174  199,352,688 $1,994
                                              ======   ===    =======   ====  =========== ======

                                                                                Accumulated     Total
                                              Additional                           Other     Stockholders
                                               Paid-In   Treasury  Accumulated Comprehensive    Equity
                                               Capital    Stock     (Deficit)     (Loss)      (Deficit)
                                              ---------- --------  ----------- ------------- ------------
Balance, December 31, 2001...................  $346,953  $(48,810)  $(443,686)    $(1,562)    $(146,705)
Issuance of Series A Preferred Stock.........        --        --          --          --            --
Issuance of Series B Convertible Preferred
 Stock.......................................        --        --          --          --           220
Conversion of Series B Convertible Preferred
 Stock.......................................    (1,509)       --          --          --            --
Issuance of Common Stock.....................       (39)       --          --          --            --
Dividends....................................        --        --      (1,668)         --        (1,668)
Net Income...................................        --        --     131,148          --       131,148
Foreign Currency Translation Adjustment......        --        --          --          35            35
Total Comprehensive Income...................        --        --          --          --       131,183
                                                                                              =========
Balance, September 30, 2002..................  $345,405  $(48,810)  $(314,206)    $(1,527)    $ (16,970)
                                               ========  ========   =========     =======     =========

Ratio of Earnings to Fixed Charges.

                                           Year Ended
                                          December 31,   Three Months Ended,
                                          ------------ -----------------------
                                           2000  2001  3/31/02 6/30/02 9/30/02
                                          ------ ----- ------- ------- -------
 Ratio of Earnings to Fixed Charges...... -11.2x -1.8x  -3.1x  124.4x   55.9x

Book Value Per Share at September 30, 2002

             Total Equity (deficit).................. $(16,970,000)
             Shares Outstanding......................  192,067,847
             Book Value Per Share.................... $      (0.09)

   Approval of this amendment to our certificate of incorporation will require the affirmative vote of a majority of the votes that may be cast by all outstanding shares of common stock and Series B Preferred Stock voting together as a class, the affirmative vote of a majority of the outstanding shares of common stock voting as a separate class, and the affirmative vote of a majority of the outstanding shares of Series B Preferred Stock voting as a separate class. The Board of Directors recommends voting "FOR" approval of the amendment to our certificate of incorporation effecting the reverse stock split and reducing the number of authorized shares of our common stock.

            PROPOSAL 2--AMENDMENT TO CERTIFICATE OF INCORPORIATION
                     TO PROVIDE FOR STOCKHOLDER ACTION BY
                 PARTIAL WRITTEN CONSENT IN LIEU OF A MEETING

                            (Item 2 on Proxy Card)

   Article 8 of our certificate of incorporation currently provides that any action to be taken by our stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if a consent in writing of all of our stockholders entitled to vote is properly delivered to us. In other words, corporate actions requiring stockholder approval may be taken either by an appropriate vote of the stockholders at a special or annual meeting or by having each stockholder sign a written consent. Obtaining stockholder approval at special and annual meetings is costly and can take long periods of time as prior notice must be delivered to stockholders before holding the meeting. Obtaining stockholder approval by unanimous consent is logistically burdensome and time-consuming as every stockholder must receive a copy of the consent and be willing to sign it.

   In connection with our proposed "going private" transaction, as described above under "Proposal 1--Special Factors," our Board approved resolutions amending Article 8 to provide that any action to be taken by our stockholders may be taken by partial written consent in lieu of a meeting. If approved by our stockholders, the first sentence of Article 8 would be deleted in its entirety and substituted with the following:

      "Any action required or permitted to be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded."

The purpose of this amendment is to allow management and the Board of Directors greater flexibility in undertaking certain corporate actions without being subject to the time constraints or financial burdens currently inherent in obtaining stockholder approval. The amendment would enable the Board of Directors to obtain stockholder approval of Board-authorized corporate actions quickly and without significant cost.

   The Board has determined that this amendment is both appropriate and necessary based on a number of factors, most notably our bank group's substantial control of our voting securities. Our bank group, consisting of 15 banks, owns approximately 95% of our voting stock. The amendment, if approved, would have the general effect of allowing our bank group to approve corporate actions requiring stockholder approval without requiring us to hold an annual or special stockholders meeting. As a result of this amendment, the Board would be able to obtain stockholder approval in a time- and cost-effective manner.

   Approval of this amendment to our certificate of incorporation will require the affirmative vote of a majority of the votes that may be cast by all outstanding shares of common stock and Series B Preferred Stock voting together as a class, the affirmative vote of a majority of the outstanding shares of common stock voting as a separate class, and the affirmative vote of a majority of the outstanding shares of Series B Preferred Stock voting as a separate class. The Board of Directors recommends voting "FOR" approval of the amendment to our certificate of incorporation to provide for stockholder action by partial written consent in lieu of a meeting.

       PROPOSAL 3--APPROVAL OF ADOPTION OF THE 2002 STOCK INCENTIVE PLAN

                            (Item 3 on Proxy Card)

   Our Board of Directors has adopted, subject to the approval of our stockholders, the TeleSpectrum Worldwide Inc. 2002 Stock Incentive Plan. The plan was adopted to recognize the contributions made by our employees, officers and directors, to provide those individuals with additional incentive to devote themselves to our future success and to improve our ability to attract, retain and motivate individuals upon whom our growth and financial success depends. The plan currently provides for the grant of options and awards of common stock. The plan is intended to replace our 1996 Equity Compensation Plan, which was terminated in April 2002.

   The key provisions of the plan, after giving effect to the reverse stock split, are as follows:

General

   . Number of Shares. The aggregate maximum number of shares that may be issued under the plan is 120,000,000, subject to adjustment upon the occurrence of a stock dividend, stock split, reverse stock split, recapitalization or certain other capital adjustments, as described below. If an option terminates or expires without having been fully exercised for any reason or if shares subject to an award are conveyed back to us, the shares for which the option was not exercised or the shares that were conveyed back to us may again be available for grant under the plan. Assuming approval by the stockholders of the proposed reverse stock split, the maximum number of shares that may be issued under the plan would be 120,000.

   . Administration. The plan will be administered by the Board of Directors or a committee composed of two or more members of the board. The Board or committee will have the power and authority to interpret the plan and to adopt rules for its administration.

   . Eligibility. All employees and directors of TeleSpectrum or an affiliate of TeleSpectrum are eligible to receive options or awards.

   . Term of Plan. No incentive stock options may be granted under the plan after October 1, 2012.

Stock Options

   . Options. Options granted under the plan may be either incentive stock options (ISOs) or non-qualified stock options. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. Unless an option is specifically designated at the time of grant as an ISO, the option will be non-qualified. Options to purchase more than 60,000,000 shares (60,000 shares after the reverse stock split) may not be issued to any one participant in any fiscal year.

   . Exercise Price. The exercise price of an ISO must be at least equal to the fair market value of a share of our common stock on the date the option is granted, or at least 110% of the fair market value of a share of common stock on the date an ISO is granted if the recipient owns shares possessing more than 10% of the total combined voting power of all classes of our stock. The exercise price of non-qualified stock options may be less than, equal to or greater than the fair market value of our common stock on the date of grant. The aggregate fair market value on the date of grant of the common stock for which an ISO is exercisable for the first time by an optionee during any calendar year may not exceed $100,000.

   . Termination of Options. All options terminate on the earliest of: (a) the expiration of the term specified in the option, which may not exceed ten years from the date of grant or five years from the date of grant of an ISO if the optionee on the date of grant owns, directly or by attribution, shares possessing more than 10% of the total combined voting power of all classes of our stock; (b) the date, if any, set by the Board as an accelerated expiration date in the event of our liquidation or dissolution; (c) the occurrence of such other events as may be set forth in an option agreement as causing an accelerated expiration of the options; or (d) the expiration of three months from the date an optionee's employment or service with us or our affiliates terminates for any reason other than disability, death or one year after such termination for death or disability.

   . Transfers. No ISO granted under the plan may be transferred, except by will or the laws of descent and distribution or except as otherwise set forth in an option agreement or to the extent the Board or committee determinates otherwise. A non-qualified stock option may be transferred to the optionee's family members, entities for the benefit of such family members and such other persons as the Board or committee may determine.

   . Payment. An optionee may pay for shares covered by an option in cash, by certified check or by such other mode of payment as the Board or committee may approve, including payment through a broker and payment in whole or in part in shares of common stock held by the optionee for at least six months.

   . Stockholders Agreement. If required by the Board or committee in the option agreement, as part of the acceptance of an option granted under the plan, the optionee shall become a party to the Stockholders Agreement dated as of April 29, 2002 among TeleSpectrum and the stockholders and the other parties named therein by becoming a management stockholder (as defined therein) and subject to the rights and obligations of a management stockholder.

Option Grants in Connection with Recapitalization

   . Recapitalization Grants. The plan was adopted in connection with our April 2002 recapitalization. As part of the recapitalization, we will provide a pool of options available to employees to purchase that number of shares of common stock which will equal 15% of our shares of common stock and common stock equivalents on a fully diluted basis on the date our certificate of incorporation is amended as described in Proposal 1 above.

   . Options. The options granted under the recapitalization provision of the plan will be non-qualified stock options and will be granted based on our attaining certain financial criteria during 2002, 2003 and 2004. All options granted under the recapitalization provision of the plan will have an exercise price equal to $.01 per share. All such options will provide that if we do not achieve the financial targets, the board, in its discretion, may allow all or a portion of the options to vest and that such options will vest upon a Change of Control (as defined below), subject to certain exceptions. All options granted will also provide that (a) they shall not be exercisable prior to the earlier of (1) April 29, 2004 or (2) the occurrence of a Change of Control and the lapse of the period during which an election may be made to require payment of sale makeup payments under our Sale Makeup Payment Plan, and (b) if we are required to pay sale makeup payments pursuant to our Sale Makeup Payment Plan, such options will terminate.

   . Tax Gross-Up Payment. Upon the exercise of any options granted under the recapitalization provision of the plan, we will be required to pay to the optionee an amount equal to the amount by which the taxes incurred by such optionee upon exercise of the option or a portion thereof exceeds the amount of taxes that optionee would have incurred upon exercise of such options if the income recognized on the exercise of such options were taxed at then applicable rates for long-term capital gain (such difference, the "Rate Differential Amount") plus the tax gross-up amount described in the next sentence. The payment made shall be grossed-up such that after payment by the optionee of any taxes imposed on the receipt of the payment, the optionee shall retain an amount of the payment equal to the Rate Differential Amount.

Stock Awards

   . Awards. We may make awards of our common stock under the plan. Awards granted pursuant to the plan must be evidenced by written award agreements.

   . Purchase Price/Payment. Each award agreement will specify the purchase price, if any, which applies to the award. If the Board specifies a purchase price, the grantee will be required to make payment on or before the date specified in the award agreement. A grantee must pay for shares being awarded in cash, by certified check or by such other mode of payment as the Board or committee may approve.

   . Conditions. The Board or committee may specify in an award agreement any conditions under which the grantee of that award will be required to convey back to us the shares covered by the award. Upon the occurrence of any such condition, the grantee will be required to surrender and deliver to us the certificates evidencing such shares as well as completely executed instruments of conveyance. The Board or committee, in its discretion, may provide that certificates for shares transferred pursuant to an award be held in escrow by us or an officer until such time as each and every condition has lapsed and that the grantee be required, as a condition of the award, to deliver to such escrow agent or officer stock powers covering the award shares duly endorsed by the grantee. Stock certificates evidencing shares subject to conditions will bear a legend to the effect that the common stock evidenced thereby is subject to repurchase or conveyance back to us in accordance with an award made under the plan, and that the shares may not be sold or otherwise transferred.

   . Stockholders Agreement. If required by the Board or committee in the award agreement, as part of the acceptance of an award granted pursuant to the plan, the grantee shall become a party to the Stockholders Agreement by becoming a management stockholder and subject to the rights and obligations of a management stockholder.

Miscellaneous

   . Provisions Relating to a Change of Control. Upon the occurrence of a Change of Control, the Board or committee may take whatever action it deems necessary or desirable with respect to options and awards, including the automatic acceleration of vesting and exercisability and/or the lapse of restrictions on awards. Notwithstanding the foregoing, no acceleration of vesting or exercisability, cancellation, lapse of restrictions, termination or payment shall occur if the Board reasonably determines in good faith, prior to the Change of Control, that all outstanding options and/or awards will be assumed and honored or new rights substituted therefor by the acquiring company.

   A Change of Control will be deemed to have occurred upon the earliest to occur of the following: (a) any person or entity other than our bank lenders shall become the beneficial owner, directly or indirectly, of more than 50% of our capital stock entitled to vote for the election of directors; (b) the drag-along provisions of our Stockholders Agreement are invoked; (c) any of the following transactions is consummated: (1) the merger or consolidation of TeleSpectrum with another corporation where our stockholders, immediately prior to the merger or consolidation, will not beneficially own immediately after the merger or consolidation shares entitling such stockholders to 50% or more of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or where the members of our Board immediately prior to the merger or consolidation would not immediately after the merger or consolidation constitute a majority of the Board of Directors of the surviving corporation; (2) the sale or other disposition of all or substantially all of our assets to an entity that is not either our subsidiary or an entity whose stockholders and other equity holders, individually, have the same equity interests in us and the acquiring company; or (3) our liquidation or dissolution.

   . Adjustments. In the event that a dividend or a stock split is declared with respect to the shares of common stock, the number of shares subject to any option or award outstanding and the number of shares reserved for the grant of options or awards but not yet subject to an option or award will be adjusted by adding or subtracting the number of shares which would have been distributable with respect to the shares of common stock if they had been outstanding. In the event that outstanding shares or common stock are changed into or exchanged for a different number or kind of our shares of stock or other securities or of another corporation, we will substitute for each option or restricted stock the number and kind of shares of stock or other securities into which each outstanding share of common stock was changed or for which each share was exchanged. In the case of any substitution or adjustment, the option price for each share of common stock or other security which was substituted for each share of common stock covered by an outstanding option will be adjusted appropriately to reflect the substitution or adjustment.

   . Amendments. The Board of Directors may amend the plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors may not, without obtaining stockholder approval, change the class of individuals eligible to receive an ISO or increase the maximum number of shares for which options may be granted. In addition, the Board or committee may amend any option agreement or award agreement, subject to the optionee's or grantee's consent if such amendment has the effect of changing an ISO to a non-qualified stock option, subject to certain exceptions.

   . Federal Income Tax Consequences. The following discussion is a summary of certain federal income tax consequences of the issuance of options and the acquisition of shares of common stock by exercising options under the plan and the acquisition of shares of common stock subject to awards. The discussion does not present a complete analysis of all federal tax consequences which may be relevant to any particular recipient. It also does not purport to discuss state or local income tax laws.

   Non-Qualified Stock Options. An optionee will generally not recognize taxable income upon the grant of a non-qualified stock option to purchase shares of our common stock. Upon exercise of the option, the optionee will generally recognize ordinary income for federal income tax purposes equal to the excess of the fair market value of the shares over the exercise price. The tax basis of the shares in the hands of the optionee will equal the exercise price paid for the shares plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the shares for capital gains purposes will commence on the day the option is exercised. An optionee who sells any of the shares will recognize a capital gain or loss measured by the difference between the tax basis of the shares and the amount realized on the sale. We will be entitled to a federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee upon exercise of the option. The deduction will be allowed at the same time the optionee recognizes the income.

   Incentive Stock Options. An optionee will generally not recognize income upon the grant of an ISO to purchase shares of our common stock and will generally not recognize income upon exercise of the option, provided the optionee is an employee of ours or of a subsidiary at all times from the date of grant until three months prior to exercise. However, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be included for purposes of determining any alternative minimum taxable income of an optionee. If an optionee who has exercised an ISO sells the shares acquired upon exercise more than two years after the grant date and more than one year after exercise, a capital gain or loss will be recognized on the sale equal to the difference between the sales price and the exercise price. An optionee who sells the shares within two years after the grant date or within one year after exercise will recognize ordinary compensation income in an amount equal to the lesser of the difference between (a) the exercise price and the fair market value of the shares on the date of exercise or (b) the exercise price and the sales proceeds. Any remaining gain or loss will be treated as a long-term or short-term capital gain or loss, depending on the optionee's holding period. We will be entitled to a federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee in this case. The deduction will be allowable at the same time the optionee recognizes the income.

   Stock Awards. A grantee normally will not recognize taxable income upon the award of a restricted stock grant, and we will not be entitled to a deduction, until the stock is transferable by the grantee or no longer subject to a substantial risk of forfeiture. When the stock is either transferable or is no longer subject to a substantial risk of forfeiture, the grantee will recognize ordinary compensation income in an amount equal to the fair market value of the common stock at that time less any consideration paid by the grantee for the shares, and we will be entitled to a deduction in the same amount. A grantee may, however, elect under Section 83(b) of the Code to recognize ordinary compensation income in the year the restricted stock grant is awarded in an amount equal to the fair market value of the common stock at the time of the award less any consideration paid by the grantee for the shares, determined without regard to the restrictions. In such event, we generally will be entitled to a corresponding deduction in the same year. Any gain or loss recognized by the grantee upon a subsequent disposition of the shares will be capital gain or loss. If, after making the election, any shares subject to a restricted stock grant are forfeited or if the market value declines during the restriction period, the grantee is generally not entitled to a tax deduction.

   The affirmative vote of a majority of the votes of our common stock and Series B Preferred Stock voting together as a class, present in person or represented by proxy at the meeting and entitled to vote thereon, is required to approve the adoption of the 2002 Stock Incentive Plan. The Board of Directors recommends voting "FOR" approval of the adoption of the 2002 Stock Incentive Plan.

                       PROPOSAL 4--ELECTION OF DIRECTORS

                            (Item 4 on Proxy Card)

   At the meeting, the stockholders will elect five directors to hold office until the annual meeting of stockholders in 2003 and until their respective successors have been duly elected and qualified. The Board has nominated the individuals listed below to serve as directors. Messrs. Flannery, Scher and Sweet are currently serving as directors and have indicated a willingness to continue serving as directors. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted "FOR" the election of each of the individuals listed below. The five nominees receiving a plurality of the votes cast for director will be elected. Should any nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares which they represent for the election of such other person as the Board of Directors may recommend. The Board of Directors does not have a nominating or similar committee. The Board of Directors recommends voting "FOR" the nominees for director.

   The nominees to the Board of Directors, together with certain information about them, are set forth below:

                            Director
    Name                Age Since    Positions with the Company
    ----                --- -----    --------------------------

    Kevin S. Flannery.. 58    2002   Chairman of the Board and Acting Chief
                                     Executive Officer

    Kurt E. Dinkelacker 49     *     Chief Financial Officer

    James P. Jenkins... 54     *     **

    Bradley E. Scher... 42    2002   Director

    Charles E. Sweet... 46    2002   Director

*  Nominee for director.
** Currently holds no position with TeleSpectrum and will be an outside director upon his election.

   Kevin S. Flannery. Mr. Flannery has been a director since April 29, 2002 and our acting Chief Executive Officer since May 2002. Mr. Flannery has been President and Chief Executive Officer of Whelan Financial Corp., a corporate and financial advisory firm, since 1992. From 1996 until 1998, Mr. Flannery was also President of Parker Financial Corp., a corporate and financial advisor to distressed businesses. Mr. Flannery has also been Senior Managing Director of Bear, Stearns & Co. and a Senior Arbitrager at Goldman Sachs & Co. Mr. Flannery is also a director of Geneva Steel Company, Palatin Technologies, Inc., Sheffield Steel Corp. and Raytech Corporation. Mr. Flannery holds a Bachelor of Science degree in economics from Columbia University.

   Kurt E. Dinkelacker. Mr. Dinkelacker is a nominee to the Board of Directors. Mr. Dinkelacker has been our Chief Financial Officer since October 2000. Prior to joining us, from October 1995 through May 1999, Mr. Dinkelacker was an Executive Vice President and Chief Financial Officer of IKON Office Solutions, Inc., a publicly traded office equipment distributor and service provider.

    James P. Jenkins. Mr. Jenkins is a nominee to the Board of Directors. Since July 2002, Mr. Jenkins has been a portfolio manager at Mellon HBV Alternative Strategies LLC, an investment management company with assets under management in excess of $520 million. Prior thereto, from 2000 until 2002, Mr. Jenkins was Senior Managing Director and Head of Investment Banking at Advest, Inc., a retail brokerage and investment banking firm. From 1999 until 2000, Mr. Jenkins served as President and Chief Executive Officer of Solid ISG Capital Markets, LLC, an international investment banking firm. From 1997 until 1998, Mr. Jenkins served as Executive Vice President and Head of Investment Banking as well as a Director and member of the Executive Committee of Laidlaw Global Securities, Inc., a international investment banking firm. In 1996, Mr. Jenkins founded and, from 1996 until 1997 and again from 1998 until 1999, headed J.P. Jenkins Company LLC, a finance advisory business specializing in advising chief executive and financial officers of small and medium-size businesses. From 1984 until 1996, Mr. Jenkins held a number of positions, including Managing Director, at CS First Boston Corporation. Mr. Jenkins holds a Bachelor of Arts degree in English from Stanford University and a Masters of Business Administration from Stanford University.

   Bradley E. Scher. Mr. Scher has been a director since April 29, 2002. Since early 2002, Mr. Scher has been a principal in Ocean Ridge Capital Advisors, LLC, a financial advisor to financially and operationally underperforming companies. From 1996 until 2002, Mr. Scher was Managing Director of PPM America, Inc., a portfolio management company. Mr. Scher is currently a director of FLAG Telecom, Inc. Mr. Scher holds a Bachelor of Arts degree in finance and economics from Yeshiva University and a Masters of Business Administration from Fordham University.

   Charles E. Sweet. Mr. Sweet has been a director since June 2002. Since October 2001, Mr. Sweet has served as Chairman of Sarcom, Inc., a value-added computer services and equipment reseller. In addition, since December 2001, Mr. Sweet has served as sole director of Rehab Designs of America, a prosthetics and orthotics company, and since June 2002, Mr. Sweet has served as sole director of Level Propane, a liquid gas distribution company. Since April 2002, Mr. Sweet has been President and Chief Executive Officer of Response Oncology, Inc., a comprehensive cancer management company. From October 2000 until April 2002, Mr. Sweet was President and Chief Executive Officer of Physician Health Corporation, an organization specializing in radiation oncology and comprehensive cancer treatment. In addition, Mr. Sweet served as President and Chief Executive Officer of BMJ Medical Management, Inc., an organization specializing in orthopedics. Prior thereto, Mr. Sweet served as Chief Operating Officer and Chief Information Officer of BMJ Medial Management from May 1998 until December 1998. From 1983 until May 1998, Mr. Sweet held several positions, including Chief Operating Officer, Chief Information Officer and Regional Vice President, with Mercy Health Services, a non-profit health care system located in the Midwest.

Voting Arrangements

   In connection with the April 2002 recapitalization of our balance sheet, we entered into a Stockholders Agreement with certain of our stockholders, including our bank lenders which received shares of our Series B Preferred Stock in connection with the recapitalization, pursuant to which, among other things, all such stockholders agreed to maintain the size of our Board at not less than five directors, a majority of which are to be nominated by our bank group and two of which are to be nominated by our management stockholders (provided that one of such nominees must be our chief executive officer). The agreement also provides that the bank lenders will vote for the election to the Board the bank group nominees and the management stockholder nominees. Messrs. Scher, Sweet and Jenkins are the bank group nominees and Messrs. Flannery (as our Acting Chief Executive Officer) and Dinkelacker are the management stockholders' nominees.

Meetings and Committees of the Board of Directors

   During 2001, the Board of Directors held seven formal meetings. The Board has established an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee.

   Audit Committee. The Audit Committee held four formal meetings during 2001. The Audit Committee makes recommendations to the Board with respect to various auditing and accounting matters, including the selection of our auditors, the results and scope of our annual audits, fees to be paid to the auditors, the performance of our auditors and our accounting practices. In addition, the Audit Committee has responsibility for, among other things, the planning and review of our annual and periodic reports and the involvement of our auditors in that process. Following our April 29, 2002 recapitalization, the composition of our Board of Directors and Audit Committee was altered such that none of the directors serving on the Audit Committee prior to the recapitalization remain as members of the Board or the Audit Committee. Messrs. Scher (Chairman) and Sweet are currently members of the Audit Committee. Each member of the Audit Committee is "independent" as defined in NASD Rule 4200(a). Our Board of Directors has not adopted a written charter for the Audit Committee but anticipates that it will do so in the near future.

   Compensation Committee. The Compensation Committee held one formal meeting during 2001. The Compensation Committee makes recommendations concerning salaries and incentive compensation for our employees and consultants and other individuals compensated by us. Following our April 29, 2002 recapitalization, the composition of our Board of Directors and Compensation Committee was altered such that none of the directors serving on the Compensation Committee prior to the recapitalization remain as members of the Board or the Compensation Committee. Messrs. Scher (Chairman), Davis, Flannery and Sweet are currently the members of the Compensation Committee.

Compensation of Directors

Upon completion of our recapitalization on April 29, 2002, our Board adopted a new plan relating to director compensation. Pursuant to such plan, each non-employee director receives an annual retainer fee of $25,000, which fee is paid on a quarterly basis. In addition, each non-employee director is entitled to receive $1,500 for each Board meeting attended in person and $750 for each telephonic Board meeting attended. Additionally, each committee chairperson will receive a $2,000 annual fee and all other non-employee committee members will receive a $1,000 annual fee. Each non-employee director will receive $2,500 per day for the provision of consulting services to us, which consulting fees shall not exceed $10,000 per month to each non-employee director, with the exception of Mr. Flannery, who is entitled to receive no more than $12,500 per month for his consulting services provided to us. Although Mr. Flannery has the title of Acting Chief Executive Officer, he is not an employee of TeleSpectrum.

                                STOCK OWNERSHIP

Security Ownership of Principal Stockholders

   The following table sets forth certain information with respect to the beneficial ownership, as of November 1, 2002, of each person known to us to be the beneficial owner of more than 5% of any class of our voting securities. The information set forth below is based on information contained in a report on
Schedule 13D/A filed with the Securities and Exchange Commission on May 22, 2002. Each of the stockholders named below has sole voting and investment power with respect to such shares, unless otherwise indicated.

                                                                                        Voting Stock
                                        Common                  Series B                Beneficially
                                        Stock                Preferred Stock            Owned on an
                                     Beneficially Percent of  Beneficially   Percent of As-Converted Percent of
Name and Address of Beneficial Owner   Owned(1)     Class         Owned        Class       Basis       Class
------------------------------------ ------------ ---------- --------------- ---------- ------------ ----------

BNP Paribas.........................  21,017,402     10.9%        9,614         10.7%   100,184,962     12.9%
787 Seventh Avenue
New York, NY 10019

Endeavor, LLC.......................  19,422,184     10.1         8,883          9.9     92,465,056     11.9
c/o PPMAmerica
225 West Wacker Drive
Suite 1200
Chicago, IL 60606

Fleet National Bank.................  16,642,888      8.7         7,614          8.5     79,251,064     10.2
777 Main Street
Mail Stop: CT EH 40221A
Hartford, CT 06115

First Dominion Funding III..........  12,161,478      6.3         5,561          6.2     57,888,306      7.5
1330 Avenue of the Americas
New York, NY 10019

Van Kampen Prime Rate Income Trust..  11,618,775      6.0         5,316          5.9     55,331,024      7.2
One Parkview Plaza
Oakbrook Terrace, IL 06181

Van Kampen Senior Floating Rate Fund  11,618,775      6.0         5,316          5.9     55,331,024      7.2
One Parkview Plaza
Oakbrook Terrace, IL 06181

Van Kampen Senior Income Trust......  11,618,775      6.0         5,316          5.9     55,331,024      7.2
One Parkveiw Plaza
Oakbrook Terrace, IL 06181

First Source Loan Obligations Trust.  11,100,740      5.8         5,076          5.6     52,839,524      6.8
2850 W. Golf Road
Rolling Meadows, IL 60008

TBH-I, L.P..........................  11,100,740      5.8         5,076          5.6     52,839,524      6.8
717 North Harwood Street
Suite 2630
Dallas, TX 75021

(1) Does not include shares of Series B Preferred Stock convertible into common stock as TeleSpectrum does not have a sufficient number of authorized shares of common stock to effect the conversion of the Series B Preferred Stock.

Security Ownership of Management

   The following table sets forth certain information with respect to the beneficial ownership of common stock, as of November 1, 2002, of (i) each director and nominee for director, (ii) our Chief Executive Officer during fiscal year 2001 and each other person who was an executive officer at the end of 2001 who earned more than $100,000 during fiscal year 2001 (collectively, the "Named Executives") and (iii) all of our current directors, nominees and executive officers as a group. None of the persons named in this table beneficially owns any shares of Series B Preferred Stock. Each of the persons named below has sole voting and investment power with respect to such shares.

                                                                                    Number of
                                                                                    Shares of  Percent
                                                                                     Common      of
Name of Beneficial Owner                                                              Stock     Class
------------------------                                                            --------- -------
J. Peter Pierce/(1)/............................................................... 3,894,997   2.0%/(2)/
Christopher J. Williams/(1)/.......................................................         0    --
Kurt E. Dinkelacker................................................................         0    --
Joseph A. Nezi/(1)/................................................................         0    --
Eugene I. Davis....................................................................         0    --
Kevin S. Flannery..................................................................         0    --
James P. Jenkins...................................................................         0    --
Bradley E. Scher...................................................................         0    --
Charles E. Sweet...................................................................         0    --
All executive officers, directors and nominees for director as a group (10 persons)    57,000     *

*  Less than 1 percent.
(1) Messrs. Pierce, Williams and Nezi are no longer employed by TeleSpectrum.
(2) Such calculation is based on the outstanding shares of our common stock as of November 1, 2002 without giving effect to the conversion of the outstanding shares of our Series B Convertible Preferred Stock, which are convertible into shares of common stock. Upon such conversion, Mr. Pierce's beneficial ownership would represent 0.5% of our outstanding common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

   Pursuant to Section 16(a) of the Securities Exchange Act of 1934, our executive officers and directors are required to file reports with the SEC relating to their ownership of and transactions in our equity securities. Based on our records and other information, we believe that all Section 16(a) filing requirements were met for 2001.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth the cash compensation as well as certain other compensation paid or accrued during fiscal years 2001 and 2000 to each Named Executive. In January 2001, we hired a new management team, and none of the Named Executives were employed by us prior to the years indicated.

                                                                           Long-Term
                                                                          Compensation
                                                                          ------------
                                             Annual Compensation             Awards
                                    ------------------------------------- ------------
                                                             Other Annual  Securities   All Other
                                                             Compensation  Underlying  Compensation
Name and Principal Position    Year   Salary($)    Bonus ($)     ($)      Options (#)      ($)
---------------------------    ---- ---------      --------- ------------ ------------ ------------

J. Peter Pierce,.............. 2001      -- /(1)/     --          --       1,000,000        --
Former Chief Executive Officer

Christopher J. Williams,...... 2001  200,000          --          --         400,000       204 /(2)/
Former Chief Operating Officer

Kurt Dinkelacker,............. 2001  200,000          --          --              --       204 /(2)/
Chief Financial Officer        2000   46,153 /(3)/    --          --         300,000

Joseph A. Nezi,............... 2001  200,000          --          --         300,000       204 /(2)/
Former Executive Vice
President-Business Development

--------
(1) Mr. Pierce received no salary during 2001.
(2) Consists of new premiums for a group term life insurance policy.
(3) Mr. Dinkelacker was hired as our Chief Financial Officer in October 2000.

Stock Option Grants

   The following table contains information concerning grants of stock options to the Named Executives during fiscal year 2001:

                         Option Grants in Fiscal 2001

                                                                             Potential Realizable
                                                                                Value at
                                                                             Assumed Annual
                                                                             Rates of Stock
                                                                             Price Appreciation
                                                                               for Option
                                        Individual Grants                        Term(2)
                     ------------------------------------------------------- --------------------
                       Number of
                      Securities     % of Total
                      Underlying   Options Granted
                        Options    to Employees in Exercise Price Expiration
Name                 Granted(#)(1)      2001           ($/Sh)        Date      5%         10%
----                 ------------- --------------- -------------- ----------  -------    -------
J. Peter Pierce.....   1,000,000        39.1%           .60         1/2/11   380,000    960,000
Christopher Williams     400,000        15.7%           .60         1/2/11   152,000    384,000
Kurt Dinkelacker....          --          --             --             --        --         --
Joseph A. Nezi......     300,000        11.7%           .60         1/2/11   114,000    288,000

--------
(1) All options reflected in this table were cancelled in connection with the recapitalization of TeleSpectrum effective April 29, 2002.
(2) Illustrates the value that might be received upon exercise of options immediately prior to the assumed expiration of their term at the specified compounded rates of appreciation based on the market price for the common stock when the options were granted. Assumed rates of appreciation are not necessarily indicative of future stock performance. As of December 31, 2001, the price of common stock was $.01 per share.

Stock Option Exercises and Holdings

   The following table sets forth the value of options held by each of the Named Executives at December 31, 2001. None of the Named Executives exercised any options during fiscal year 2001.

  Aggregated Option Exercises in 2001 and Option Values at December 31, 2001

                                                    Number of Securities
                                                   Underlying Unexercised     Value of Unexercised
                                                         Options at           In-the-Money Options
                           Shares                   December 31, 2001 (#)   at December 31, 2001 ($)(1)
                        Acquired on     Value     ------------------------- ---------------------------
Name                    Exercise (#) Realized ($) Exercisable Unexercisable Exercisable  Unexercisable
----                    ------------ ------------ ----------- ------------- -----------  -------------
J. Peter Pierce........      --           --            --      1,000,000       --            --
Christopher J. Williams      --           --            --        400,000       --            --
Kurt Dinkelacker.......      --           --        66,667        233,333       --            --
Joseph A. Nezi.........      --           --            --        300,000       --            --

(1) None of the unexercised options held by the Named Executives were in-the-money based on the price of a share of our common stock as reported on the OTC Bulletin Board on December 29, 2000 ($0.01). All options reflected above were cancelled in connection with the recapitalization of TeleSpectrum effective April 29, 2002.

Employment Contracts and Termination of Employment

   In January 2001, we entered into an employment agreement with J. Peter Pierce to serve as our Chief Executive Officer until January 2, 2003. The agreement was amended on April 29, 2002 in connection with the recapitalization of our balance sheet. Mr. Pierce resigned following the recapitalization. Under the terms of the agreement, if certain performance targets are achieved, we are obligated to pay Mr. Pierce an amount equal to the targeted bonus for 2002 contained in the agreement due to the fact that Mr. Pierce terminated his employment during the one-year period following the occurrence of a "change of control."

   In January 2001, we entered into an employment agreement with each of Christopher Williams and Joseph Nezi to serve as our Chief Operating Officer and Executive Vice President, Business Development, respectively, until January 2, 2003. Such agreements were amended on April 29, 2002 in connection with the recapitalization of our balance sheet. Messrs. Williams' and Nezi's employment was terminated by us following the recapitalization. In connection with such terminations, we entered into a separation agreement with each of Messrs. Williams and Nezi pursuant to which we paid each of them $150,000. We will be required to pay each of Messrs. Williams and Nezi $500,000 in the event that there occurs a "change of control" (as defined in the Sale Makeup Payment Plan) of TeleSpectrum on or before April 29, 2004.

   In September 2000, we entered into an employment agreement with Kurt Dinkelacker to serve as our Chief Financial Officer for a period of two years expiring in September 2002, which term is automatically renewable at the end of the term for successive one-year periods unless TeleSpectrum gives notice of nonrenewal. Such agreement was amended on April 29, 2002 in connection with the recapitalization of our balance sheet. Under the agreement, Mr. Dinkelacker receives an annual salary of $200,000, and he received a payment of $70,000 upon the closing of the recapitalization. Mr. Dinkelacker is also entitled to receive an annual bonus based on the financial performance of TeleSpectrum. Under the agreement, upon the closing of the recapitalization, Mr. Dinkelacker agreed to the cancellation of all options that had been granted to him by TeleSpectrum. The agreement also provides that Mr. Dinkelacker is entitled to participate in our Sale Makeup Payment Plan. Under the agreement, in the event Mr. Dinkelacker is terminated without cause during the employment term or we elect not to renew his employment term for a successive one-year period, we will continue to pay Mr. Dinkelacker a salary, at the increased rate of $250,000 per year, and provide certain healthcare benefits for a period of one year following such termination or election. In addition, if in the event of a change of control Mr. Dinkelacker's position is eliminated or significantly diminished, he will be entitled to the continued payment of salary described above. The agreement also prohibits Mr. Dinkelacker from competing with us for one year after the end of his employment with us.

Stock Performance Graph

   The following graph compares the percentage change in the cumulative total return on our common stock during the five-year period from January 1, 1997 until December 31, 2001 against the cumulative total return of the Nasdaq Composite Index, the S&P 500 Index and a peer group index during such period. Our common stock failed to maintain a minimum bid price and, accordingly, was delisted from the Nasdaq National Market at the close of business on October 30, 2000. Our common stock traded on the OTC Bulletin Board from October 31, 2000 until September 2002, at which time our common stock began trading on the Pink Sheets. As a result of our being delisted from the Nasdaq National Market, we have determined that a more relevant broad equity index comparison of our stock performance would be with the S&P 500. Accordingly, we have included the S&P 500's performance in the graph below. The companies used in the peer group index consist of APAC Teleservices Inc., ICT Group Inc., Sitel Corp. and Teletech Holdings Inc., each of which provides direct marketing services The comparison assumes that $100 was invested at the beginning of such period in our common stock and in each of the foregoing indices and assumes the reinvestment of any dividends.

              Comparison of Cumulative Total Stockholder Returns

                                    [CHART]

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                       AMONG TELESPECTRUM WORLDWIDE INC.,
            NASDAQ MARKET INDEX, S&P 500 INDEX AND PEER GROUP INDEX

       TELESPECTRUM     PEER GROUP   NASDAQ MARKET    S&P 500
       WORLDWIDE INC.       INDEX        INDEX          INDEX
       --------------    ----------   -------------   ---------
1996      $100.00         $100.00        $100.00       $100.00
1997       22.83            44.84         122.32        133.36
1998       61.81            22.28         172.52        171.47
1999       44.88            74.72         304.29        207.56
2000        2.83            35.73         191.25        188.66
2001        0.09            30.88         152.46        166.24

                    ASSUMES $100 INVESTED ON DEC. 31, 1996
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING DEC. 31, 2001

Report of the Compensation Committee

   Following our recapitalization on April 29, 2002, the composition of our Board of Directors and the Compensation Committee was altered such that none of the directors serving on the Compensation Committee prior to the recapitalization remain as members of the Board or the Compensation Committee.

   The Compensation Committee is comprised of directors who are not employees of TeleSpectrum. The Committee is responsible for the establishment and administration of our annual executive compensation and our stock ownership programs. The Committee evaluates the performance and determines the compensation of our chief executive officer and other executive officers based upon the written employment agreements these persons have with us. The Committee also considers other factors, including the achievement of company financial goals and individual performance goals and comparisons with other public companies.

   The Compensation Committee's policy is to offer compensation opportunities that will enable us to attract, motivate and retain individuals capable of enhancing stockholder value. Compensation consists of a combination of salary, bonus opportunity and stock options. Each of our current executive officers has a formal employment agreement that establishes his or her annual salary and fringe benefits. Based on our financial performance during 2001, the Compensation Committee determined that discretionary cash bonuses were not warranted and, accordingly, did not grant any discretionary cash bonuses to our executive officers for 2001.

   It is the Compensation Committee's philosophy that employees who have a significant opportunity to share in our long-term economic success are more likely to promote long-term stockholder value. The Committee intends to consider the awarding of additional stock options in order to emphasize the link between executive incentives and the creation of stockholder value. In considering these awards, the Committee intends to evaluate individual performance, overall contribution to TeleSpectrum, differences in the number of shares underlying stock options among executive officers and the total number of stock options to be awarded. During 2001, we granted Mr. Pierce, our former Chief Executive Officer, options to purchase 1,000,000 shares of our common stock, Mr. Williams, our former Chief Operating Officer, options to purchase 400,000 shares of our common stock and Mr. Nezi, our former Executive Vice President-Business Development, options to purchase 300,000 shares of our common stock. Such options were granted in connection with the recruitment of such executive officers. All options were cancelled in connection with our April 2002 recapitalization.

   Section 162(m) of the Internal Revenue Code generally denies a federal income tax deduction for certain compensation exceeding $1,000,000 paid to the Chief Executive Officer or any of the four other highest paid executive officers, excluding, among other things, certain performance-based compensation. Through December 31, 2001, this provision has not affected our tax deductions, but the Compensation Committee will continue to monitor the potential impact of Section 162(m) on our ability to deduct executive compensation.

  Submitted by the Compensation Committee:

          Bradley E. Scher
          Eugene I. Davis
          Kevin S. Flannery
          Charles E. Sweet

Report of the Audit Committee

   Following our recapitalization on April 29, 2002, the composition of our Board of Directors and the Audit Committee was altered such that none of the directors serving on the Audit Committee prior to the recapitalization remain as members of the Board or the Audit Committee.

   The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. Our independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States.

   In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received from the independent auditors the written disclosures covered under the letter from independent auditors, required by Independent Standards Board No. 1 (Independent Discussions with Audit Committees) and discussed with the auditors their independence from the Company and its management.

   Based on the reviews and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

  Submitted by the Audit Committee:

          Bradley E. Scher
          Charles E. Sweet

Fees Paid to Auditors

   As part of its duties, the Audit Committee also considered whether the provision of services other than audit services by the independent auditors to us is compatible with maintaining the accountants' independence. The fees for all services provided by our independent auditors to us during 2001 are as follows:

    Audit Fees

   Amounts billed by Arthur Andersen LLP for services rendered in connection with the audit of our financial statements for the fiscal year ended December 31, 2001 and the reviews of the quarterly financial statements filed in our Quarterly Reports on Form 10-Q were $285,000.

    Financial Information Systems Design and Implementation Fees

   Arthur Andersen provided no information technology services relating to financial information systems design and implementation during 2001.

    All Other Fees

   Amounts billed by Arthur Andersen for all other professional services rendered to us in 2001 were $111,000. These fees relate to tax consultation and compliance services and an audit of our benefit plan.

Change in Independent Public Accountants

   On August 5, 2002, we agreed to end our engagement of Arthur Andersen LLP as our independent auditors, and the Board of Directors, upon the recommendation of its Audit Committee, appointed Grant Thornton LLP to serve as our independent public accountants for 2002. Arthur Andersen's reports on our consolidated financial statements for each of the years ended 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. However, each report did contain a "going concern" qualification.

   During the years ended December 31, 2001 and 2000 and the subsequent interim period through August 5, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused it to make reference to the subject matter in connection with their report on our consolidated financial statements for such years, and there were no reportable events as defined in Item 304(a)(l)(v) of Regulation S-K.

   During the years ended December 31, 2001 and 2000 and through the date of the Board's decision, we did not consult Grant Thornton with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

   In appointing Grant Thornton as our independent public accountants, the members of the Board and the Audit Committee considered Grant Thornton's independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. A representative of Grant Thornton is not expected to be present at the annual meeting.

Certain Transactions

   During 2001, we paid Hayden Real Estate, Inc. $153,370 in connection with real estate services rendered to us by such firm. J. Anthony Hayden, a former member of our Board of Directors, is President and Chief Executive Officer of Hayden Real Estate.

   During 2001, we paid Strattech Partners, LLC $61,536 in connection with financial and treasury consulting services rendered to us by such firm and $150,000 in connection with services rendered relating to the amendment to our credit agreement in April 2001. Britton Murdoch, a former member of our Board of Directors, is Managing Director of Strattech Partners.

   Since completing our recapitalization on April 29, 2002 and through September 2002, we have paid Kevin Flannery, our Acting Chief Executive Officer and a member of our Board of Directors, $76,850 in connection with his services as our Acting Chief Executive Officer and we have paid Eugene Davis, a member of our Board of Directors, $64,200 in connection with the consulting services he has provided us.

                           AVAILABILITY OF FORM 10-K

   Additional copies of our annual report on Form 10-K for 2001, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to Investor Relations, TeleSpectrum Worldwide Inc., 443 South Gulph Road, King of Prussia, PA 19406 or by calling (610) 878-7400.

                 STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

   If we are still subject to the proxy rules, stockholders wishing to submit proposals for inclusion in the proxy statement for the 2004 Annual Meeting of Stockholders must submit such proposals to us at 443 South Gulph Road, King of Prussia, PA 19406, Attention: Kurt E. Dinkelacker, on or before March 1, 2004. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and comply with the procedures established by the SEC as set forth in Rule 14a-8 of the Securities Exchange Act of 1934.

                                                                     APPENDIX A

                           FINANCIAL CONSULTING       1201 Eye Street, NW
                                                      Suite 400
F  T  I                                               Washington, DC 20005

                                                      202 312 9100 telephone
                                                      800 685 8583 toll-free
                                                      202 312 9101 facsimile

                                                      www.fticonsulting.com


January 23, 2003

Mr. Kurt Dinkelacker
Chief Financial Officer
TeleSpectrum, Inc.
443 S. Gulp Road
King of Prussia, Pennsylvania 19406

Dear Mr. Dinkelacker:

Pursuant to your request, we have issued this supplemental opinion letter related to the updated valuation analysis that we had conducted of the business enterprise of TeleSpectrum Worldwide Inc. ("TeleSpectrum" or the "Company") as presented to you in our opinion letter dated August 12, 2002. Accordingly, this letter should be read with the August 12, 2002 opinion letter.

The objective of the current analysis is to estimate the fair market value the equity of the Company, on a non-marketable, control basis, as of August 30, 2002 (the "Valuation Date"). The equity of the Company consists of Series A preferred stock, Series B preferred stock and common stock.

The purpose of our analysis is to provide you with an independent opinion of fair market value of the Company's equity value to assist you in your reverse stock split analysis arising out of recent out-of-court debt forgiveness. Our analysis was conducted for that purpose alone, in accordance with and all terms and conditions contained in our engagement letter. No other purpose, use, or user is intended or should be inferred.

It is our understanding that this opinion letter will be presented to your Board of Directors for inclusion in the related proxy filing and, as such, will be available to shareholders. Our analysis does not constitute, nor should it be represented as, a fairness opinion with regard to the above referenced transaction.

The appropriate standard of value for federal income tax purposes is fair market value. The Internal Revenue Service defines fair market value as follows:

       ...the price at which the property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts.

We analyzed TeleSpectrum under the premise of value in continued use, as a going concern corporation.

Mr. Kurt Dinkelacker
January 23, 2003                                                        F  T  I
Page 2

We followed the same procedures, as in the August 12 opinion letter, to update that analysis. Due to certain changes in the market as well as in the Company's operations, one of the procedures from one of the valuation methods could not be applied.

The attached exhibit A delineates our conclusion of the Company's equity value as of August 30, 2002.

During this analysis we were provided with certain audited and unaudited, historical and prospective financial and operational data with respect to TeleSpectrum. We have accepted and relied upon this data as fairly presenting the Company's results of operations and financial position. We have not audited these data as part of our analysis. Therefore, we express no opinion or other form of assurance regarding these data.

In accordance with the guidelines of the American Society of Appraisers, we are independent of TeleSpectrum. Further, we have no current or proposed financial interest in the assets subject to our analysis. Our fee for this engagement is in no way contingent upon the results of our analysis.

Additional contingent and limiting conditions, appraisal certification, and qualification of the principal analysts are attached in the appendices to the narrative report.

We are pleased to provide this analysis for you.

FTI CONSULTING INC.

                                  APPENDIX A

                                   EXHIBITS

F  T  I

--------------------------------------------------------------------------------

                                   EXHIBIT A
                            TELESPECTRUM WORLDWIDE
                              VALUATION SYNTHESIS
                             AS OF AUGUST 30, 2002

-------------------------------------------------------------------------------------------------------------------


                                                                                           VALUE           WEIGHTED
                            ANALYSIS                                      EXHIBIT        INDICATION WEIGHT  VALUE

-------------------------------------------------------------------------------------------------------------------
                                                                                          ($ 000)          ($ 000)

                         Income Approach
                         ---------------

  Capitalized Earnings Method                                              III            $27,300     20%  $ 5,460

  Capitalized Excess Earnings Method                                        V             $33,700     20%  $ 6,740

-------------------------------------------------------------------------------------------------------------------

                         Market Approach
                         ---------------

  Guideline Publicly Traded Companies Comparison Method                    VII            $30,300     20%  $ 6,060

  Guideline Merged & Acquired Companies Method                             VIII           $31,300     20%  $ 6,260

  Guideline Publicly Traded Companies Projected EBITDA                      IX            $35,800     20%  $ 7,160
                                                                                                           -------

Indication of Fair Market Value of Invested Capital, marketable control                                    $31,680

-------------------------------------------------------------------------------------------------------------------

Discount for Non-marketability                                                                                  15%
-------------------------------------------------------------------------------------------------------------------
Indication of Fair Market Value of Invested Capital, non-marketable control                                $26,928

-------------------------------------------------------------------------------------------------------------------

less: Long Term Debt (as of 6/30/02)                                                                        25,000
less: Capital Leases (as of 6/30/02)                                                                         1,312
-------------------------------------------------------------------------------------------------------------------
Indication of Fair Market Value of Equity (Preferred and Common), non-marketable control                   $   616

-------------------------------------------------------------------------------------------------------------------

Indication of Value of Series A Preferred Stock [1]                                                        $   615
Indication of Value of Series B Preferred Stock and Common Equity                                          $     1
-------------------------------------------------------------------------------------------------------------------

Notes:
1. Per our understanding Series A Preferred Stock is senior to other equity under liquidity scenario.

                                  APPENDIX B

                            APPRAISAL CERTIFICATION

                            APPRAISAL CERTIFICATION

We hereby certify the following statements regarding this appraisal:

   1. We have not personally inspected the assets, properties, or business interests encompassed by this appraisal.

   2. We have no present or prospective future interest in the assets, properties, or business interests that are the subject of this report.

   3. We have no personal interest or bias with respect to the subject matter of this report or the parties involved.

   4. Our compensation for making the analysis is in no way contingent upon the value reported or upon any predetermined value.

   5. To the best of our knowledge and belief, the statements of facts contained in this report, upon which the analyses, conclusions, and opinions expressed herein are based, are true and correct.

   6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in accordance to the guidelines set by the Uniform Standards of Professional Appraisal Practice, as promulgated by The Appraisal Foundation.

   7. No persons other than the individuals whose qualifications are included herein have provided significant professional assistance regarding the analysis, opinions, and conclusions set forth in this report.

   8. The reported analyses, opinions, and conclusions are limited only by the reported contingent and limiting conditions, and they represent our unbiased professional analyses, opinions, and conclusions.

   9. The reported analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute, of the American Society of Appraisers, and of the other professional organizations of which we are members.

   10. Disclosure of the contents of this report is subject to the requirements of the Appraisal Institute, the American Society of Appraisers, and the other professional organizations of which we are members related to review by their duly authorized representatives.

                                  APPENDIX C

                STATEMENT OF CONTINGENT AND LIMITING CONDITIONS

                STATEMENT OF CONTINGENT AND LIMITING CONDITIONS

This appraisal is made subject to the following general contingent and limiting conditions:

   1. We assume no responsibility for the legal description or matters including legal or title considerations. Title to the subject assets, properties, or business interests is assumed to be good and marketable unless otherwise stated.

   2. The subject assets, properties, or business interests are appraised free and clear of any or all liens or encumbrances unless otherwise stated.

   3. We assume responsible ownership and competent management with respect to the subject assets, properties, or business interests.

   4. The information furnished by others is believed to be reliable. However, we issue no warranty or other form of assurance regarding its accuracy.

   5. We assume no hidden or unapparent conditions regarding the subject assets, properties, or business interests.

   6. We assume that there is full compliance with all applicable federal, state, and local regulations and laws unless the lack of compliance is stated, defined, and considered in the appraisal report.

   7. We assume that all required licenses, certificates of occupancy, consents, or legislative or administrative authority from any local, state, or national government, or private entity or organization have been or can be obtained or reviewed for any use on which the opinion contained in this report is based.

   8. Unless otherwise stated in this report, we did not observe, and we have no knowledge of, the existence of hazardous materials with regard to the subject assets, properties, or business interests. However, we are not qualified to detect such substances. We assume no responsibility for such conditions or for any expertise required to discover them.

   9. Possession of this report does not carry with it the right of publication. It may not be used for any purpose by any person other than the client to whom it is addressed without our written consent, and, in any event, only with proper written qualifications and only in its entirety.

   10. We by reason of this opinion, are not required to furnish a complete valuation report, or to give testimony, or to be in attendance in court with reference to the assets, properties, or business interests in question unless arrangements have been previously made.

   11. Neither all nor any part of the contents of this report shall be disseminated to the public through advertising, public relations, news, sales, or other media without our prior written consent and approval.

   12. The analyses, opinions, and conclusions presented in this report apply to this engagement only and may not be used out of the context presented herein. This report is valid only for the effective date(s) specified herein and only for the purpose(s) specified herein.

                                  APPENDIX D

                        QUALIFICATIONS OF THE ANALYSTS

SHARON K. MOORE
Director
FTI Consulting, Inc., Washington, D.C.

--------------------------------------------------------------------------------

CAREER HIGHLIGHTS:

Ms. Moore is a Director in the Washington, DC office of FTI Consulting, Inc. Her responsibilities include consulting to and expert testimony on behalf of clients in the areas of business valuation and the valuation of intangible assets and intellectual property and related complex damages claims. She is a designated Accredited Senior Appraiser with the American Society of Appraisers, as well as a Certified Public Accountant.

Ms. Moore's significant industry experience includes heavy and light manufacturing, wholesale distribution, retail, aviation, broadcasting and telecommunications, technology, transportation, and healthcare. Ms. Moore routinely performs valuations for federal income, gift and estate tax planning purposes; transaction pricing and structuring; bankruptcy and corporate restructuring; transfer pricing; economic damages; management strategy and corporate governance; marital dissolution; and venture capital funding. Ms. Moore's clients include both publicly-traded and privately-held companies of various sizes, as well as venture capital firms and financial institutions.

Ms. Moore joined FTI with 20 years of experience in the auditing and valuation of companies and their assets. She has previously served as the Chesapeake practice leader for Arthur Andersen Valuation, a Principal with Willamette Management Associates and Director of the Southeast region for the Deloitte & Touche Valuation Group. In addition Ms. Moore has served as Chief Financial Officer of a healthcare provider, as well as a software development firm.

Ms. Moore has been qualified as an expert in federal court, various state courts, U.S Tax Court, as well as in binding arbitration. She has published and lectured in the areas of business and asset valuation and served as a technical editor for Willamette Management Associates.

REPRESENTATIVE EXPERIENCE IN SELECTED INDUSTRIES:

..   Provided valuation of a national group of related entity-owned companies in sugar refining business pursuant to reorganization and equity allocation

..   Valued assets of international manufacturer of specialized machinery for purposes of bankruptcy proceedings

..   Performed valuation and related consulting services for international optical products manufacturer/wholesaler pursuant to IRS challenge of estate planning transactions

..   Testified on behalf of Internal Revenue Service regarding transfer-pricing issues in closely held restaurant chain business

..   Provided multiple date valuations for national, closely held correspondence education business for comprehensive wealth succession planning and exit strategy consulting

..   Provided valuation analysis and designated as expert in valuation of sports/fitness equipment patents in breach of contract case

..   Valued FCC licenses, cable franchise and related assets of target companies for various acquisitions by national telecommunications companies

..   Valued international medical center physician practice for transaction pricing purposes

..   Provided valuation of family owned group of foreign companies and underlying assets presented at The World Court related to nationalization of companies subsequent to the Islamic Revolution in Iran

..   Testified in dissenting shareholder matter involving national restaurant chain

SHARON K. MOORE                                               Page 2
--------------------------------------------------------------------------------

..   Prepared valuation and designated as economic damage expert related to patent infringement case involving an international water filter company

..   Testified regarding impact of undisclosed environmental damage on the assets and business of national aircraft manufacturer

..   Valued international film company for transaction pricing purposes

..   Performed valuation for assets acquired pursuant to recent transaction between two major telecommunications companies, including film libraries and related assets, cable television licenses and related assets, and trademarks and trade names

..   Valued business and underlying assets for several international retailers for purposes of transaction pricing/planning

SPEECHES & PUBLICATIONS:

..   Contributing Author, Valuing Small Businesses and Professional Practices,
    by Shannon P. Pratt, Robert F. Reilly, and Robert P. Schweihs, (New York, New York: McGraw Hill, 1998).

..   "Valuation Issues in Marital Dissolution," Sponsor: Business Valuation
    Association of Chicago, February 1997.

..   "Redemption of a Marital Interest in a Closely Held Business." Willamette
    Management Associates Insights, Summer 1996.

..   "Discharge of Indebtedness Exclusion for RPBI." Willamette Management
    Associates Insights, Summer 1995.

..   "ESOP Dividends Must Be Included in Calculating Corporate AMT." Willamette
    Management Associates Insights Spring 1995.

..   "Transfer Pricing-Related Valuation Misstatement Penalties and Safe Harbor
    Provisions." Willamette Management Associates Insights, Winter 1995.

..   "The Valuation of Real Estate Brokerage Firms." Real Estate Accounting and
    Taxation, Spring 1991.

..   Business Asset Valuation, Allocation and Recovery of Investment in Business
    Acquisitions, "Patents and Proprietary Technology" and " Franchise Agreements, Trademarks and Trade Names", (Chicago, Illinois: Commerce Clearing House, Inc., 1991).

..   "Pricing Your Brokerage: What to Consider." Commercial Investment Journal,
    Summer 1990.

..   "The Valuation of Medical, Dental, and Similar Professional Practices",
    Sponsor: American Society of Appraisers, Annual International Conference, June 1988.

EDUCATION:

..   Bachelor of Science, Political Science, University of Alabama 1978

..   Masters of Accountancy, University of Alabama 1981

PROFESSIONAL MEMBERSHIPS:

..   American Institute of Certified Public Accountants

..   American Society of Appraisers

..   Diplomate Member, American College of Forensic Examiners

MANOJ P. DANDEKAR, Ph.D., ASA
Manager
FTI Consulting, Inc., Washington, D.C.
--------------------------------------------------------------------------------

Manoj Dandekar is a Manager in the Washington DC office of FTI Consulting, Inc. He specializes in the valuation of businesses entities and fractional businesses interests, in the analysis and appraisal of debt and equity security instruments, and in the valuation, economic and remaining life analyses of intangible assets and intellectual properties.

Manoj Dandekar is a designated Accredited Senior Appraiser (ASA) in business valuation with the American Society of Appraisers. He has been qualified as an expert in various state courts, as well as in binding arbitration. He has published and lectured in the areas of intangible asset and intellectual property valuation and served as a technical editor for Willamette Management Associates' Insights.

REPRESENTATIVE EXPERTISE IN SELECT INDUSTRIES:

..  Economic analysis and valuation of intangible assets and intellectual property:
    . Know-how and unpatented technology, in-process research and development (IPR&D):-
       . Food processing company - for purchase price allocation purposes, values presented in US tax court
       . Computer software companies (supply chain management, telecommunications, e-commerce) - for purchase price allocation purposes, SEC reporting and accounting purposes
       . Chemical plant design and construction company - for settlement with IRS
    .  Technology:-
       . Enterprise resource planning (ERP), healthcare systems - for fair license fees estimation, management planning purposes
       . Optic fiber network indefeasible right to use (IRU) - stockholder proxy, fair purchase price purpose
    .  Computer software systems:-
       .  Railroad company applications - for ad valorem tax purposes
       . Enterprise resource planning (ERP), dental and healthcare, data processing, insurance and risk management applications - for purchase price allocation, charity reporting and litigation support purposes
    .  Patents and Copyrights:-
       . Electrical switch components manufacturer - for purchase price allocation in transfer price issue
       .  Music creation - for marital dissolution purposes
    .  Trademarks, trade names and logos:-
       . Hi end ladies and children apparel and accessories business - estimated royalty rate for licensing purposes
       . Sports event franchise, imported alcoholic beverage - for litigation support purposes
    .  Contracts and customer lists:-
       . Oil refinery and gas processing business - for ad valorem tax litigation support purposes
       . Data processing company, investment management business - for purchase price allocation purposes
    . Employment contracts, covenants not-to-compete, trained and assembled work force:-
       . Investments management business, software business - purchase price allocation purposes
       .  Oil refinery business - for ad valorem tax purposes
       . Credit card portfolio business - for purchase price allocation, litigation support purposes
    .  Licenses and Permits:-
       . FCC licenses for telephony, cellular and PCS services - for purchase price allocation, ad valorem tax purposes
       .  Air permits - for ad valorem tax purposes

Manoj P. Dandekar, PhD, ASA                                   Page 2
--------------------------------------------------------------------------------

..  Statistical life analysis, remaining useful / economic life estimation of:
    .  Special franchise property - gas distribution business
    .  Data processing and management contracts, gas processing contracts
    .  Unpatented technology, engineering drawings
    .  Credit card holder and merchant portfolios, bank core depositors

..  Appraisal of business entities and partial business interests:
    .  Plastic raw material business - for dissenting stockholder interest
    . Fast food franchise, physician practice, accounting and consulting service - for marital dissolution purposes
    . Minority interest of a publicly traded telecommunications/cable company considering SEC Rule 144 and blockage discounts for estate tax purposes

Dr. Dandekar utilizes his engineering expertise in the appraisal of various categories of tangible personal property such as: production machinery and equipment, processing machinery and equipment, transportation and distribution equipment, office furniture and fixtures, computer hardware and office automation equipment, laboratory and technical equipment, telecommunications equipment, and various types of industrial and commercial property. This engineering background includes cost estimation from flow charts and construction cost analysis.

PREVIOUS EXPERIENCE:

Prior to joining FTI Consulting, Inc., Manoj Dandekar was a senior associate of Willamette Management Associates, an independent valuation and economic analysis firm. Before that, he was a manager in the Valuation Group of Deloitte and Touche, the Big Five accounting and consulting firm.

Prior to joining the Deloitte and Touche Valuation Group, Dr. Dandekar was a research assistant in the area of engineering valuation at Iowa State University. As a result of one of his research projects, he proposed a methodology for quantifying obsolescence in research equipment; the Metropolitan Life Research Foundation financed the project.

He had worked closely with several Bell Telephone companies to augment traditional life analysis methods with technological forecasting techniques and product life cycle concepts for calculating depreciation of properties facing technical inadequacy and competition, and he is well conversant with the Simulated Plant Record (SPR) method of life analysis for semi-actuarial data.

Before that, as a technical engineer, he was responsible for estimation, design, coordination, and implementation of numerous mechanical and civil construction projects at a petroleum refinery.

EDUCATION:

Doctor of Philosophy, Engineering Valuation, Iowa State University, 1987

Master of Engineering, Industrial Engineering, Iowa State University, 1982

Bachelor of Engineering, Mechanical Engineering, University of Bombay, 1977

PROFESSIONAL AFFILIATIONS:

Dr. Dandekar is an accredited senior appraiser (ASA) of the American Society of Appraisers, certified in business valuation. He is a member of the American Institute of Industrial Engineers, the Society of Depreciation Professionals, and the Licensing Executive Society.

Manoj P. Dandekar, PhD, ASA                                   Page 3
--------------------------------------------------------------------------------

SAMPLE PUBLICATIONS:

"Issues Regarding the Valuation of In-Process Research & Development." Willamette Management Associates Insights, Special Issue 2000.

"Life Analysis and Remaining Useful Life Estimation" (Chapter 11) in Valuing Intangible Assets, by Robert F. Reilly and Robert P. Schweihs. New York:
McGraw-Hill, 1999.

"Regulations Categorize International Transfers of Computer Software." Willamette Management Associates Insights, Winter 1999.

"Capitalization of Leased Equipment Rental Expense." Journal of Property Tax Management, Spring 1998.

"Estate of William F. Sharp Jr.: The Market Provides Evidence of Goodwill in a Going-Concern Business." Willamette Management Associates Insights, Autumn 1997.

"Analysis of Intangible Contract Rights." American Bankruptcy Institute Journal, February 1997.

"Iowa-Type Survivor Curves and the Weibull Distribution." Journal of the Society of Depreciation Professionals, Vol. 7, No. 1, 1996-1997.

"Contract-Related Intangible Asset Appraisal for Gas Processing Plants," Journal of Property Tax Management, Fall 1996.

"Analytical Problems with the Weibull Distribution: In Defense of the Iowa-Type Survivor Curves." ASA Valuation, July 1996.

"What Real Estate Appraisers Need to Know about Tangible Personal Property Valuation Approaches, Methods, and Procedures." Appraisal Review and Mortgage Underwriting Journal, 1996.

"Tangible Personal Property Remaining Useful Life Estimation Analysis." Journal of Property Tax Management, Spring 1996.

PRESENTATIONS:


 3/00 "Rate of Return--An Introduction to the Present Value Discount Rate"
      Sponsor: Center for Valuation Studies, India, and College of Estate Management, UK at their Second
      International Conference on Plant, Machinery, and Equipment Valuation, Kuala Lumpur, Malaysia

11/98 "Intangible Assets and Intellectual Property Identification and Valuation"
      Refining, Petrochemical and Gas Processing Plant Appraisal for Ad Valorem Taxation Seminar
      Sponsor: Real Estate Center and Department of Finance at Texas A & M University, San Antonio,
      Texas

10/96 "Valuation of Computer Software in Unit Valuation for Property Tax Purposes"
      Sponsor: National Association of Railroad Property Tax Representatives, Washington, D.C.

5/96  "Intangible Assets Valuation Approaches"
      Sponsor: Technology Transfer Society, Washington, D.C.

This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this Proxy will be voted for Proposals 1, 2, 3 and 4.

                                                                   Mark Here for
                                                                  Address Change
                                                                 or Comments |X|

1. Amendment of Certificate of Incorporation: To amend our certificate of incorporation to effectuate a 1-for-1,000 reverse split of our outstanding shares of common stock pursuant to which each stockholder will receive one share of common stock for each 1,000 shares held and to reduce the authorized number of shares of our common stock from 200,000,000 to 10,000,000.

       FOR [  ]                  AGAINST [  ]                  ABSTAIN [  ]

2. Amendment of Certificate of Incorporation: To amend our certificate of incorporation to provide for action to be taken by our stockholders by partial written consent in lieu of a meeting.

       FOR [  ]                  AGAINST [  ]                  ABSTAIN [  ]

3. 2002 Stock Incentive Plan: To approve the adoption of our 2002 Stock Incentive Plan.

       FOR [  ]                  AGAINST [  ]                  ABSTAIN [  ]

4.     Election of Directors:                        WITHHELD
                                    FOR              FOR ALL:
   Nominees:                        [  ]              [  ]


   01 Kurt E. Dinkelacker                         04 Bradley E. Scher
   02 Kevin S. Flannery                           05 Charles E. Sweet
   03 James P. Jenkins

WITHHELD FOR: (Write that nominee's name in the space provided):________________

5. In their discretion, to transact any other business as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting, a Proxy Statement and an Annual Report and Quarterly Report and revokes all prior Proxies for said meeting. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

SIGNATURE:______________________________________________ DATE:__________________
Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, all joint tenants should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in the full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Make sure that the name on your stock certificate(s) is exactly as you indicate above. Please mark, sign, date and return this proxy using the enclosed self-addressed, postage prepaid envelope.

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

                           TELESPECTRUM WORLDWIDE INC.
                                443 S. Gulph Road
                            King of Prussia, PA 19406

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                    MEETING OF STOCKHOLDERS, MARCH 14, 2003

         KNOW ALL MEN BY THESE PRESENTS that I, the undersigned stockholder of TeleSpectrum Worldwide Inc., a Delaware corporation (the "Company"), do hereby nominate, constitute, and appoint Jean Copp or Karl Gabel, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all of the voting stock of the Company, standing in my name on its books on February 7, 2003, at the Annual Meeting of its Stockholders to be held on March 14, 2003 at the offices of O'Melveny & Myers LLP, 30 Rockefeller Plaza, New York, New York, at 10:00 a.m., local time, and at any and all postponements or adjournments thereof.

      (Continued, and to be marked, dated and signed, on the reverse side)
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